UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VOLCANO CORPORATION

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VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volcano Corporation, a Delaware corporation (or Volcano, the Company, us or we). The meeting will be held on Monday, May 2, 2011, at 8:00 a.m. local time at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, for the following purposes:

1.	To elect the two directors named in the accompanying proxy statement to hold office until the 2014 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2011.

3.	To approve Volcano’s Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.

4.	To approve, on an advisory (nonbinding) basis, the compensation of Volcano’s named executive officers as disclosed in the accompanying proxy statement.

5.	To vote, on an advisory (nonbinding) basis, on how often Volcano should submit a “say on pay” proposal, such as provided for in Proposal 4, to stockholders.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is Friday March 4, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on May 2, 2011.

The proxy statement and our annual report to stockholders

can be accessed electronically at http://www.volcanocorp.com.

By Order of the Board of Directors,

Sincerely,

John T. Dahldorf

Secretary

San Diego, California

March 23, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 2, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2011 Annual Meeting of Stockholders to be held on Monday, May 2, 2011, at 8:00 a.m. local time at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, are being distributed or made available to all stockholders of record entitled to vote at the annual meeting on March 4, 2011. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 22, 2011 to beneficial owners who owned our common stock at the close of business on March 4, 2011. Beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

We have elected to provide to each of our stockholders of record, as well as to those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 4, 2011 will be entitled to vote at the annual meeting. On this record date, there were 51,960,401 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 4, 2011, your shares were registered directly in your name with Volcano’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or you may vote by proxy. Whether or not you plan to attend the meeting, Volcano urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 4, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 4, 2011.

Why did I receive in the mail a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. Our beneficial owners may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A beneficial owner’s election to receive proxy materials by mail or electronically by email will remain in effect until such beneficial owner terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:

Beneficial Owners—If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this year’s annual meeting with respect to our beneficial owners but not with respect to stockholders of record.

What am I voting on?

There are five matters scheduled for a vote:

Proposal 1—Election of the two directors named in this proxy statement to hold office until the 2014 Annual Meeting of Stockholders.

Proposal 2—Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volcano’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal 3—Approval of Volcano’s Amended and Restated 2005 Equity Compensation Plan.

Proposal 4— Approval, on an advisory (nonbinding) basis, of the compensation of Volcano’s named executive officers as disclosed in this proxy statement.

Proposal 5—An advisory (nonbinding) vote on how often Volcano should submit a “say on pay” proposal, such as provided for in Proposal 4, to stockholders.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

Proposal 1—You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

Proposals 2, 3 and 4—You may vote “For” or “Against” or abstain from voting.

Proposal 5—You may vote for “1 Year,” “2 Years,” “3 Years” or “Abstain.”

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or you may vote by proxy using the proxy card or voting instruction card that you may request or that we may elect to deliver. Whether or not you plan to attend the meeting, Volcano urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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In Person. To vote in person, come to the annual meeting and Volcano will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

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By Proxy Card or Voting Instruction Card. If you are a stockholder of record and you received printed proxy materials, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to Volcano before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or voting instructions from that organization rather than from Volcano. Simply follow the instructions in the Notice or voting instructions to ensure that your vote is counted. The broker, bank or other agent holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees named herein for director, “For” the ratification of the Audit Committee’s selection of KPMG LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2011, “For” the approval of Volcano’s Amended and Restated 2005 Equity Compensation Plan, “For” the approval of the compensation of our named executive officers as disclosed in this proxy statement and for “1 Year” on the frequency at which Volcano should submit a “say on pay” proposal to its stockholders. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Volcano will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Volcano’s directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone, or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you receive more than one Notice or paper copy of your proxy materials and proxy card your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker, bank or other agent.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.

When are stockholder proposals due for next year’s annual meeting?

Stockholders of Volcano may submit proposals on matters appropriate for stockholder action at meetings of Volcano’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For such proposals to be included in Volcano’s proxy materials relating to its 2012 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by November 22, 2011 (120 days prior to the anniversary date of this year’s proxy statement release date), to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. However, if Volcano’s 2012 Annual Meeting of Stockholders is not held between April 2, 2012 and July 1, 2012, then the deadline will be a reasonable time prior to the time Volcano begins to print and mail its proxy materials.

Subject to further requirements described in Volcano’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must notify Volcano’s Secretary, in writing, no sooner than January 2, 2012 (120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders) and no later than February 1, 2012 (90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders). However, if Volcano’s 2012 Annual Meeting of Stockholders is not held between April 2, 2012 and July 1, 2012, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2012 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2012 Annual Meeting of Stockholders is first made. You are also advised to review Volcano’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2012 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Volcano has not been provided with timely notice, any proposal made in accordance with Volcano’s Bylaws so long as the 2012 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it or if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes with respect to Proposal 1, “For” and “Against” votes with respect to Proposals 2, 3, and 4, “1 Year,” “2 Years,” “3 Years” and “Abstain” with respect to Proposal 5, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which may govern brokers or nominees holding shares of Volcano stock, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

Proposal 1—Election of directors. Each Director shall be elected by the vote of a majority of the votes cast with respect to the Director. A majority of the votes cast means that the number of shares voted “For” a Director exceeds the number of votes cast “Withheld” for that Director. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal 2— Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 3—Approval of Amended and Restated 2005 Equity Compensation Plan. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 4—Advisory (non-binding) vote on executive compensation. This advisory proposal will be approved if a majority votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 5—Advisory (non-binding) vote on frequency of say-on-pay votes. This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called, “say-on-pay” votes). The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 51,960,401 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Volcano’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage, or adoption.

Volcano’s Board of Directors presently has nine members and there are no vacancies. On February 4, 2011, the board approved a reduction to the size of the Board of Directors to eight members and a reduction of the number of directors in Class II to two members, each effective as of the date of the Annual Meeting. There are currently three directors in Class II, the class of directors whose term of office expires at the 2011 annual meeting of stockholders, two of whom are standing for reelection—Michael J. Coyle and Roy T. Tanaka. Each of Mr. Coyle and Mr. Tanaka is currently a director of Volcano. If elected at the annual meeting, each of these nominees would serve until the 2014 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Dr. Curran is not a nominee for re-election as a Director. Pursuant to our Bylaws, Dr. Curran is required to submit her resignation following the Annual Meeting. Pursuant to Volcano’s Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. All of our directors, R. Scott Huennekens, Michael J. Coyle, Connie R. Curran, RN, Ed.D., Kieran T. Gallahue, Lesley H. Howe, Alexis V. Lukianov, Ronald A. Matricaria, Roy T. Tanaka and John Onopchenko, attended the 2010 annual meeting of stockholders.

Directors are elected by a majority of the votes cast by the holders of outstanding shares of stock of Volcano entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Volcano. Each person nominated for election has agreed to serve if elected. Volcano’s management has no reason to believe that any nominee named herein will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance Committee to recommend that person to continue to serve on the Board, as of the date of this proxy statement.

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

Michael J. Coyle

Michael J. Coyle, age 48, was appointed to the Board of Directors in April 2009. Since December 2009, he has served as Executive Vice President and Group President of the Cardiology Group for Medtronic, Inc., a medical device company specializing in the development, manufacturing and global sales of cardiovascular devices. From 2001 through December 31, 2007, he was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. Mr. Coyle was a director of VNUS Medical Technologies, Inc., a publicly traded medical device company, from 1995 to 2009. In concluding that Mr. Coyle should be nominated for re-election to serve as a Director, the Corporate Governance Committee considered Mr. Coyle’s senior management experience in both public and private companies in the medical device industry, his understanding of international operations and his academic qualifications. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Roy T. Tanaka

Roy T. Tanaka, age 63, was appointed to the Board of Directors in April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in Vice President roles with Shiley, a division of Pfizer, Inc. Mr. Tanaka has been a director of Tomotherapy, Inc., a publicly traded medical device company, since 2008. In concluding that Mr. Tanaka should be nominated for re-election to serve as a Director, the Corporate Governance Committee considered Mr. Tanaka’s aforementioned professional and management experience within the life sciences industry, as well as his academic qualifications and his current service as a director of a publicly traded medical device company, which position him to make a meaningful contribution to the Board as the Company seeks to expand its business and operations. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2012 Annual Meeting

R. Scott Huennekens

R. Scott Huennekens, age 46, has served as Volcano’s President and Chief Executive Officer and as a member of Volcano’s Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. The Corporate Governance Committee believes that Mr. Huennekens’ management role at the Company over the past nine years, educational background, proven leadership abilities and operational and industry experience make him ideally suited to serve as the sole management representative on the Company’s Board of Directors. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

Lesley H. Howe

Lesley H. Howe, age 66, has served as a member of Volcano’s Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the Boards of Directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants, NuVasive, Inc., a medical technology company, and DJO Global, Inc., a provider of orthopedic devices. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as area managing partner/managing partner of their Los Angeles office from May 1994 to September 1997. The Corporate Governance Committee values Mr. Howe’s eclectic professional background and extensive experience serving as a director on the boards of many prominent companies. Mr. Howe’s financial background, in terms of both his academic qualifications and his experience at KPMG Peat Marwick LLP, is especially valuable in his position as the chairman of the Audit Committee and qualifies him as an “audit committee financial expert.” Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant (inactive).

Ronald A. Matricaria

Ronald A. Matricaria, age 68, has served as a member of Volcano’s Board of Directors since October 2005 and as Volcano’s lead independent director and Chairman of the Board since January 1, 2009. He served as Chairman of St. Jude Medical, Inc. from January 1995 to December 2002, and as President and Chief Executive Officer from April 1993 to May 1999. Mr. Matricaria currently serves on the boards of directors of Life Technologies Corporation, formerly known as Invitrogen Corporation, a life sciences company. He is also Trustee emeritus of the University of Minnesota Foundation. The Corporate Governance Committee believes that Mr. Matricaria’s aforementioned leadership and extensive healthcare industry and board experience, as well as his educational background, position him to make an effective contribution to the corporate governance and operational understanding of the Board. Mr. Matricaria holds a bachelor’s degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contribution to the practice of pharmacy.

Class I Directors Continuing in Office Until the 2013 Annual Meeting

Kieran T. Gallahue

Kieran T. Gallahue, age 47, has served as a member of Volcano’s Board of Directors since July 2007. Since February 2011, Mr. Gallahue has served as Chief Executive Officer and a director of CareFusion Corporation, a publicly-traded, leading global medical technology company. From January 2008 to February 2011, Mr. Gallahue served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. From September 2004 to February 2011, Mr. Gallahue also served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. The Corporate Governance Committee believes that Mr. Gallahue’s academic qualifications as well as his strong foundation, rich operational and industry experience, and in particular his extensive executive leadership positions with ResMed and Nanogen, all of which are particularly important as the Company looks to expand its business and operations, position him to make an effective contribution to the Board. Mr. Gallahue holds a B.S. from Rutgers University and an M.B.A. from Harvard Business School.

Alexis V. Lukianov

Alexis V. Lukianov, age 55, has served as a member of Volcano’s Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President and a director, and since February 2004, Mr. Lukianov has served as Chairman of the Board and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions including President with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine, and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov also serves on the boards of BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology. The Corporate Governance Committee believes that Mr. Lukianov’s thirty years of experience with medical device companies, including his current role as the Chief Executive Officer of a publicly-traded medical device company, to be an invaluable asset to the Board as the Company looks to expand its business and operations and positions him to make an effective contribution to the Board. Mr. Lukianov’s leadership experience, coupled with his practical field experience, enable him to make reasoned and informed decisions on the Board.

John Onopchenko

John Onopchenko, age 52, rejoined Volcano’s Board of Directors in June 2007. He is a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation, and served as a member of Volcano’s Board of Directors from 2002 to 2006. From 1996 to 1999, he served as Vice President and a member of the Board of Directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the boards of directors of various private companies in the healthcare and life sciences industry. The Corporate Governance Committee believes that Mr. Onopchenko’s aforementioned professional experience in the healthcare and life science industry, as well as his academic background and ten years of experience with the Company as a member of the Company’s Board of Directors, provide additional context, historic knowledge and continuity to the Board and position him to continue to make an effective contribution to the Board. Mr. Onopchenko holds a masters degree in Business from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.

Class II Director with Term Expiring at 2011 Annual Meeting

Connie R. Curran, RN, Ed.D.

Connie R. Curran, RN, Ed.D. , age 63, has served as a member of Volcano’s Board of Directors since April 2007. She is currently the President of Curran Associates, a healthcare consulting company. From September 2003 to July 2006, Dr. Curran served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization. From February 2002 until September 2003, Dr. Curran engaged in various consulting activities. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations, case management and home care, in November 2000, Dr. Curran served as the President of Cardinal Health Consulting Services until February 2002. Dr. Curran currently serves on the boards of directors at Hospira, Inc., a specialty pharmaceuticals company, and DeVry Inc., an education company. Dr. Curran holds a master’s degree in medical-surgical nursing from DePaul University, a doctorate in educational psychology from Northern Illinois University and is also a graduate of the Harvard Business School program for company owners and presidents. Pursuant to our Bylaws, Dr. Curran is required to submit her resignation following the Annual Meeting.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board in Risk Oversight

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management processes. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Company has incorporated an enterprise risk management program, which the Board of Directors, along with the Corporate Governance Committee, reviews as part of its annual strategic and annual planning processes. As part of its oversight function, the Corporate Governance Committee reviews with the appropriate officers of the Company the process by which the Company identifies, assesses, monitors and responds to key enterprise operational and financial risks, as well as appropriate mitigation strategies. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and Code of Business Conduct and Ethics. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.

Independence of The Board of Directors and its Committees

As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Volcano’s Board of Directors consults with Volcano’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volcano, Volcano’s senior management and Volcano’s independent registered public accounting firm, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Coyle, Dr. Curran, Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria, Mr. Onopchenko and Mr. Tanaka. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Volcano. Mr. Huennekens, Volcano’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Volcano. All of the committees of Volcano’s Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees has a written charter approved by Volcano’s Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2010:

	Audit		Compensation		Corporate Governance
Non-Employee Directors
Michael J. Coyle	X
Connie R. Curran, RN, Ed.D.(1)			X	*	X
Kieran T. Gallahue(2)	X				X
Lesley H. Howe(3)	X	*			X
Alexis V. Lukianov			X
Ronald A. Matricaria(4)	X
John Onopchenko(5)			X		X
Roy T. Tanaka(6)			X		X	*

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2010	4		4		4

*	Committee Chairperson in 2010
(1)	Effective April 1, 2010, Dr. Curran was appointed to the Corporate Governance Committee, replacing Mr. Howe.
(2)	Effective April 1, 2010, Mr. Gallahue was appointed as a member of the Corporate Governance Committee, replacing Mr. Onopchenko, and was no longer a member of the Audit Committee.
(3)	Effective April 1, 2010, Mr. Howe was no longer a member of the Corporate Governance Committee.
(4)	Effective April 1, 2010, Mr. Matricaria was appointed to the Audit Committee, replacing Mr. Gallahue.
(5)	Effective April 1, 2010, Mr. Onopchenko was appointed to the Compensation Committee and was no longer a member of the Corporate Governance Committee.
(6)	Effective April 1, 2010, Mr. Tanaka was appointed Chair of the Corporate Governance Committee, replacing Mr. Onopchenko.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Volcano.

Audit Committee

The Audit Committee of Volcano’s Board of Directors monitors and oversees Volcano’s corporate accounting and financial reporting processes and audits of Volcano’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•	discuss and review our financial statements and the results of our annual integrated audit plan with management and our independent registered public accounting firm;

•

review and discuss with management and our independent registered public accounting firm, the financial disclosures and information included in our Annual Reports on Form 10-K and Quarterly Reports on Forms 10-Q;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or other matters as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of Volcano’s financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	oversee Volcano’s internal audit function, including review of the appointment and replacement of senior personnel and review of related reports to management;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by Volcano;

•	review and discuss with management any off-balance sheet financing arrangements to which Volcano is a party;

•

discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to Volcano’s consolidated financial statements to conform them to U.S. GAAP;

•	determines, in advance, whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approves such engagements;

•	select, appoint, determine funding for, and oversee the independent registered public accounting firm for Volcano;

•	prior to the audit, review the independent registered public accounting firm’s audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm’s team;

•

establish procedures for (a) the receipt, retention, and treatment of complaints received by Volcano regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of Volcano or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•

perform any other activities consistent with the Audit Committee’s charter, Volcano’s Certificate of Incorporation (as such may be amended or amended and restated from time to time), Volcano’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Three directors currently comprise the Audit Committee: Mr. Howe, Mr. Matricaria and Mr. Coyle. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee met six times during the 2010 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. Volcano’s Board of Directors has determined that all members of Volcano’s Audit Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Volcano’s Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG Peat Marwick LLP.

Audit Committee Report(1)

For fiscal year 2010, the Audit Committee of the Board of Directors reviewed the quality and integrity of Volcano’s consolidated financial statements, its process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant financial matters.

The Audit Committee has reviewed and discussed with management and KPMG LLP, Volcano’s independent registered public accounting firm for the 2010 fiscal year, Volcano’s audited consolidated financial statements for the fiscal year ended December 31, 2010. The Audit Committee has discussed with KPMG LLP, during the 2010 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from Volcano. Based on the foregoing, the Audit Committee recommended to the Board of Directors that Volcano’s audited consolidated financial statements be included in Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and be filed with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lesley H. Howe, Chair

Ronald A. Matricaria(2)

Michael J. Coyle

Compensation Committee

The Compensation Committee of Volcano’s Board of Directors evaluates and approves the compensation plans, policies and programs of Volcano that pertain to all employees, officers and members of the Board of Directors. The Compensation Committee also reviews and recommends to the full Board for approval, decisions with respect to our executive compensation. Among other things, the Compensation Committee:

•	makes decisions with respect to the compensation of members of the Board;

•

with respect to the Company’s officers who are subject to Section 16 of the Exchange Act, reviews and recommends to the outside, independent and non-employee members of the Board the compensation levels (including equity grants) and performance goals relevant to the compensation of these officers, and evaluates the officers’ performance in light of those goals and objectives;

•	reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all other employees of Volcano;

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for directors and non-officer employees of Volcano;

(1)	The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
(2)	Mr. Matricaria was appointed to the Audit Committee effective April 1, 2010.

•	produces an annual report on executive compensation for inclusion in Volcano’s proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations;

•

evaluates its performance in fulfilling its duties and responsibilities under the Compensation Committee’s charter and, as it deems appropriate, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board for approval; and

•	performs such other responsibilities as may be delegated by the Board.

Four directors currently comprise the Compensation Committee: Dr. Curran, Mr. Lukianov, Mr. Tanaka and Mr. Onopchenko. As part of our periodic committee rotations, Mr. Onopchenko was appointed to the Compensation Committee effective April 2010. The Compensation Committee met four times during the 2010 fiscal year. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation—Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

Mr. Onopchenko was appointed to the Compensation Committee effective April 1, 2010. None of the members of Volcano’s Compensation Committee has at any time been one of Volcano’s officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on Volcano’s Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2010. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Connie R. Curran, RN, Ed.D., Chair

Alexis V. Lukianov

Roy T. Tanaka

John Onopchenko(2)

(1)	The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
(2)	Mr. Onopchenko was appointed to the Compensation Committee effective April 1, 2010.

Corporate Governance Committee

The Corporate Governance Committee of Volcano’s Board of Directors is responsible for, among other things:

•	identifying individuals qualified to become members of the Board of Directors;

•	reviewing the qualifications of candidates and selecting the director nominees for each annual meeting of stockholders;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	planning for and assisting in the transition of directors on and off the Board of Directors;

•	evaluating and reporting to the Board of Directors on the effectiveness of the Board of Directors and each committee of the Board of Directors;

•	reviewing with the Chief Executive Officer the succession plans relating to the officers of Volcano;

•	leading the Board of Directors in complying with its corporate governance guidelines;

•	reviewing the functions of the officers of Volcano;

•	reviewing the outside activities of the officers of Volcano as they pertain or relate to the officer’s service on behalf of Volcano; and

•	evaluating periodically Volcano’s employment practices, including equal employment opportunity in hiring and advancement.

Three directors currently comprise the Corporate Governance Committee: Mr. Tanaka, Mr. Gallahue and Dr. Curran. Mr. Tanaka serves as chairperson of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee met four times during the 2010 fiscal year. The Corporate Governance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

The Corporate Governance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance Committee’s selection of new director candidates. The Corporate Governance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers Volcano’s policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure Volcano’s compliance with all legal and regulatory requirements applicable to the corporate governance of Volcano. The Corporate Governance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Volcano has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance Committee meets to discuss and consider such candidates’ qualifications. The Corporate Governance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors, and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance Committee selects, or recommends for the Board of Directors’ selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.

In particular, with respect to diversity, the Corporate Governance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of Volcano’s activities. The Corporate Governance Committee believes that the Board should have a rich diversity of experience and thinking, bringing together individuals with senior management experience, a broad understanding of international operations, expertise in the medical device industry, and an impeccable reputation for honesty and integrity. The Corporate Governance Committee seeks directors who have experience in the global life sciences manufacturing and medical devices industries in general, but also look for individuals who have experience with the operational issues that we face in our dealings with domestic and international product development, collaborations with third parties, and manufacturing and sales. To aid in our evaluation of our operations and financial model the Corporate Governance Committee seeks directors with strong financial backgrounds and experience in dealing with issues facing public companies. We also face unique challenges as we implement our strategy to grow our business, develop new products, product enhancements and features, and sell our products directly and through third party distributors. To this end, the Corporate Governance Committee seeks directors with demonstrated success in creating and implementing strategies to significantly grow a company. The Corporate Governance Committee annually reviews the Board’s composition in light of Volcano’s changing requirements.

The Corporate Governance Committee will consider, but not necessarily recommend, to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, care of the Secretary, at the following address: Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. However, in the event that the date of the 2012 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2011 Annual Meeting of Stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2012 Annual Meeting of Stockholders (but no earlier than the 120th day prior) or (b) the 10th day following the day on which Volcano first makes a public announcement of the date of the 2012 Annual Meeting of Stockholders. Subject to the requirements set forth in Volcano’s bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee, and complete contact information with regard to the stockholder. To date, the Corporate Governance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of Volcano’s voting stock.

Board Leadership Structure

In November 2008 and February 2009, the other independent members of the Board appointed Mr. Matricaria as the lead independent director and Chairman of the Board, each effective as of January 1, 2009. As the Lead Director, Mr. Matricaria presides over executive sessions of the Board and works with our chief executive officer and the other members of the Board to establish the agenda for executive sessions of the independent directors. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

Meetings of the Board of Directors

Volcano’s Board of Directors met four times and acted by unanimous written consent once during 2010. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2010, Volcano’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Matricaria presided over the executive sessions.

Stockholder Communications with the Board of Directors

Volcano’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning Volcano may do so by sending written communications addressed to the Board of Directors, or an individual director, care of: Volcano Corporation at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.

Code of Business Conduct and Ethics

Volcano has adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of Volcano’s officers, directors, employees and consultants, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. If Volcano makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Volcano will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2011, and the Board of Directors has directed management to submit the selection of KPMG LLP as Volcano’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volcano’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Volcano’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Volcano and its stockholders.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Independent Auditor Fee Information

The following table sets forth the aggregate fees charged to Volcano for fiscal year 2010 by KPMG LLP who was appointed as our independent registered accounting firm in May 2010 and for fiscal year 2009 (the last year of engagement) by Ernst & Young LLP, our independent registered public accounting firms for such years, for audit services rendered in connection with the audited consolidated financial statements and reports, stock offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services to Volcano and its subsidiaries:

	2010	2009
Audit fees	$735,000	$1,419,000
Audit-related fees	150,000	28,000
Tax fees	117,000	23,000
All other fees	70,000	—

Total	$1,072,000	$1,470,000

Audit Fees. Fiscal 2010 audit fees consist of fees billed by KPMG LLP for professional services rendered for the integrated audit of Volcano’s consolidated financial statements and its internal control over financial reporting, review of the interim condensed consolidated financial statements included in our second and third quarters’ quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations. Not included in the table above is $145,000 in audit fees billed in 2010 by Ernst & Young LLP for professional services rendered for the review of the interim condensed consolidated financial statements included in our first quarter quarterly report on Form 10-Q, SEC and other regulatory filings and accounting consultations. Fiscal 2009 audit fees consist of fees billed by Ernst & Young LLP for professional services rendered for the integrated audit of Volcano’s consolidated financial statements and its internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations.

Audit-Related Fees. Fiscal 2010 audit-related fees consist of fees for other audit-related professional services provided by KPMG LLP. Fiscal 2010 fees include $150,000 of fees billed by KPMG LLP for professional services rendered for accounting consultations in connection with our convertible debt offering. Fiscal 2009 fees include $28,000 of fees billed by Ernst & Young LLP for professional services rendered for accounting consultations in connection with acquisitions.

Tax Fees. Fiscal 2010 tax fees consist of fees for professional services rendered by KPMG LLP for tax compliance, international tax planning and tax advice. Fiscal 2009 tax fees consist of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax planning and tax advice.

All other Fees. Not included in the table above is $33,000 billed by Ernst & Young LLP in 2010 for professional services related to Enterprise Resource Planning system selection assistance.

All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.

Pre-Approval Policies and Procedures

Volcano’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Volcano’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging an independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of the independent registered public accounting firm to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Volcano does not engage an independent registered public accounting firm to render audit or permissible non-audit services unless the engagement to provide such services has been approved by Volcano’s Audit Committee, or the Audit Committee chairperson, in advance. Volcano’s Audit Committee has determined that the rendering of certain services other than audit services by Volcano’s independent registered public accounting firm is compatible with maintaining such firm’s independence in accordance with PCAOB 3524.

Change in Independent Registered Public Accounting Firm

Previous Independent Registered Public Accounting Firm

On May 5, 2010, Volcano notified its independent registered public accounting firm, Ernst & Young LLP, of its decision to dismiss Ernst & Young LLP as Volcano’s independent registered public accounting firm effective as of May 5, 2010. The decision to change independent registered public accounting firms was approved by the Audit Committee of the Board of Directors of Volcano in a meeting on May 5, 2010.

The reports of Ernst & Young LLP on Volcano’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal years 2008 and 2009 and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

During fiscal years 2008 and 2009, and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

New Independent Registered Public Accounting Firm

On May 5, 2010, Volcano engaged KPMG LLP as its new independent registered public accounting firm, effective immediately. The decision to engage KPMG LLP as Volcano’s independent registered public accounting firm was approved by the Audit Committee of the Board of Directors of Volcano in a meeting on May 5, 2010. During fiscal years 2008 and 2009 and through May 5, 2010, the date of KPMG LLP’s engagement, Volcano did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

On February 4, 2011 and March 21, 2011, our Board approved amendments to the Volcano Corporation 2005 Equity Compensation Plan (the “2005 Plan”) and the incorporation of such amendments into an Amended and Restated 2005 Equity Compensation Plan (the “2005 Amended Plan”) subject, in the case of certain of such amendments, to approval by our stockholders. The 2005 Plan was originally adopted by the Board on October 12, 2005 and was originally approved by the stockholders on October 27, 2005. In addition to recent updates to the 2005 Plan as approved by our Board for clarification of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), we have made, and submit for your consideration, the following changes to the 2005 Plan:

1.	an increase in the number of shares of common stock that may be issued under the 2005 Amended Plan of 2,500,000 shares for a total number shares of common stock reserved for issuance under the 2005 Amended Plan of an aggregate of 16,212,558 shares;

2.	a corresponding increase in the number of shares that may be issued as “incentive stock options” to an aggregate of 16,212,558 shares;

3.	a change in the “fungible share ratio” from one and sixty three hundredths (1.63) shares to two and twelve hundredths (2.12) shares; and

4.	an update to the list of the adjustments previously approved by our stockholders that can be used by our Compensation Committee in calculating achievement against the Section 162(m) stockholder approved performance goals.

In this Proposal 3, stockholders are requested to approve the 2005 Amended Plan. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve the adoption of the 2005 Amended Plan. Abstentions and broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Description of the Amended and Restated 2005 Equity Compensation Plan

The material features of the 2005 Amended Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2005 Amended Plan. Stockholders are urged to read the actual text of the 2005 Amended Plan in its entirety, which is appended to this proxy statement as Appendix A.

Purpose

The 2005 Amended Plan is critical to our ongoing effort to build stockholder value through attracting, retaining and motivating employees, directors and consultants. In recent years, we have encountered significant competition for high caliber talent and we believe we must be prepared to offer equity compensation packages that fall at the median of the packages offered by our peer group and larger competitors. Therefore, we are asking to amend our equity plan to provide for the shares necessary so that we can ensure that we have the most qualified, motivated employees possible to help us grow our business.

Traditionally, stock options have been the primary focus of our equity program. The potential value of stock options is realized only if our share price increases, and so stock options provide a strong incentive for individuals to work to grow our business and build stockholder value, and are most attractive to individuals who share our entrepreneurial spirit. We continue to believe that stock options are a vital part of our equity program. However, we recognize that we must responsibly manage the growth of our equity compensation programs, and therefore in the past few years we have been granting some full value awards to our employees, which generally require fewer shares per award to maintain the same economic potential for the award recipients.

Successor and Continuation of Prior Plans

The 2005 Amended Plan is the successor and continuation of the 2000 Long Term Incentive Plan. We stopped granting stock awards under the 2000 Long Term Incentive Plan on October 27, 2005, the original effective date of the 2005 Plan.

Shares Available for Awards

If this Proposal 3 is approved, the total number of shares of our common stock reserved for issuance under the 2005 Amended Plan will be 16,212,558 shares. After forecasting our anticipated growth rate for the next few years, we believe that this number of shares under the 2005 Amended Plan will be sufficient for at least two years of equity grant activity under our current compensation program. This reserve will provide us with a predictable amount of equity for attracting, retaining, and motivating employees as we continue to grow. We are a relatively young company that is growing rapidly, and we believe this number of shares is critical to build and retain the world-class pool of talent necessary to create substantial stockholder value.

If this Proposal 3 is approved, under the 2005 Amended Plan, the number of shares of stock available for issuance will be reduced by

•	one (1) share for each share of common stock subject to an option or a stock appreciation right, regardless of when granted;

•

one (1) share for each share of common stock subject to a restricted stock award, restricted stock unit award, performance stock award or other stock award granted prior to the date of Volcano’s annual meeting of stockholders in 2009 (the “2009 Annual Meeting”);

•

one and sixty three hundredths (1.63) shares for each share of common stock subject to a restricted stock award, restricted stock unit award, performance stock award or other stock award granted on or after the date of the 2009 Annual Meeting but prior to the date of Volcano’s annual meeting of stockholders in 2011 (the “2011 Annual Meeting”); and

•

two and twelve hundredths (2.12) shares for each share of common stock subject to a restricted stock award, restricted stock unit award, performance stock award or other stock award granted on or after the date of the 2011 Annual Meeting.

If this Proposal 3 is approved, when shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by the Company because of the failure to meet a vesting condition, or if a stock award is settled in cash, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by the Company, will revert to and again become available for issuance under the 2005 Amended Plan. Such returning shares will increase the number of shares available for issuance under the 2005 Amended Plan by one (1) share if they were issued pursuant to an option or stock appreciation right and by two and twelve hundredths (2.12) shares if they were issued pursuant to any other award.

If any shares subject to a stock award are not delivered to a participant because the stock award is net exercised or because an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares subject to the exercised or purchased portion of the stock award that are not delivered to the participant will not remain available for issuance under the 2005 Amended Plan. Also, any shares reacquired by us to satisfy a tax withholding obligation or as consideration for the exercise or purchase of a stock award (that is, the tender of previously owned shares) will not again become available for issuance.

Awards & Eligibility

Under the 2005 Amended Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

As of March 1, 2011, all of our approximately 1,144 employees, directors and consultants are eligible to participate in the 2005 Amended Plan. However, incentive stock options may only be granted to our employees (including officers) and employees of our affiliates. Our employees (including officers), consultants and directors and employees (including officers) and consultants of our affiliates are eligible to receive all other types of awards under the 2005 Amended Plan.

Administration

The 2005 Amended Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the 2005 Amended Plan to our Compensation Committee. Subject to the terms of the 2005 Amended Plan, the Board of Directors and/or the Compensation Committee will determine award recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the exercise or purchase price.

Repricing

The 2005 Amended Plan expressly provides that we will not have the authority to reduce the exercise price of any outstanding stock options or stock appreciation rights or to cancel any outstanding stock options and stock appreciation rights that have an exercise price or strike price greater than the then current fair market value of the common stock in exchange for the grant of other stock awards without the approval of the stockholders within 12 months prior to such event.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2005 Amended Plan will vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2005 Amended Plan may not exceed seven years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an optionholder’s service relationship with us terminates for cause, the option will generally terminate immediately upon the date of such termination and may not be exercised after the date of termination or service. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2005 Amended Plan may include cash, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, payment through a net exercise feature, or other approved forms of legal consideration.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options. In addition, subject to stockholder approval of this Proposal, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2005 Amended Plan is 16,212,558 shares. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

In addition, no employee may be granted options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted under the 2005 Amended Plan covering more than 1,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture in accordance with the vesting schedule determined at the time of grant. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Restricted stock unit awards will generally be settled by delivery of shares of our common stock, by cash, or by a combination of cash and stock. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Stock appreciation rights will be subject to a vesting schedule determined at grant and will generally be settled in shares of our common stock, in cash or in a combination of the two. Unless the terms of a participant’s stock appreciation rights agreement provide for earlier or later termination, if a participant’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the participant, or his or her beneficiary, may exercise any vested stock appreciation right for up to 12 months after the date the service relationship ends. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the recipient may generally exercise any vested stock appreciation right up to three months from cessation of service. If a stock appreciation right recipient’s service relationship with us terminates for cause, the stock appreciation right will generally terminate immediately upon the date of such termination.

Performance Awards

The 2005 Amended Plan provides for the grant of performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of specified performance goals. The length of any performance period, the performance goals to be achieved, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee or other qualified subcommittee of the Board. Performance goals will generally be established not later than 90 days into a performance period. As soon as administratively practicable following the end of the performance period, our Compensation Committee (or other qualified subcommittee of the Board) will certify in writing whether the performance goals have been satisfied. The maximum performance award that may be granted to any individual in a calendar year is 1,600,000 shares of our common stock with respect to performance stock awards and $1,000,000 with respect to performance cash awards.

Performance goals under the 2005 Amended Plan may be based on one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume; (xxxiv) market penetration goals; (xxxv) geographic business expansion goals; (xxxvi) achievement of specified acquisitions or divestitures; and (xxxvii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board of Directors.

We are asking that stockholders approve this amendment to the 2005 Plan in part to provide greater flexibility in the way in which these performance criteria may be measured in compliance with Section 162(m). If this Proposal is approved, performance-based awards may be structured so that performance criteria may be measured, if determined by the Compensation Committee at the time an award is granted, as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to take into consideration the effects of any acquisitions, licensing transactions, divestitures, or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of Volcano by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and/or the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into Volcano’s annual operating plan.

In this Proposal, we are only seeking stockholder approval for the increased flexibility to use items (6) through (9) and to exclude exchange rate effects generally under item (2) (as opposed to excluding exchange rate effects for non-U.S. dollar denominated criteria, as stockholders approved, in 2009, the other adjustments). No awards have been granted in 2011 that rely on items (6) through (9) or the adjustment to item (2). This

Proposal is not intended as a stockholder reapproval of the dollar or share number size limitations of awards that may be granted under Section 162(m), the performance criteria that may be used to measure performance under Section 162(m), or the persons who are eligible to receive awards under Section 162(m). If this Proposal is not approved, we will continue to be able to make awards in compliance with Section 162(m) in reliance on the adjustments in items (1) through (5), provided that adjustments for exchange rate effects will be limited to adjustments for non-U.S. dollar denominated criteria. We believe that the added flexibility provided for in this Proposal is in the best interest of stockholders, as it allows us to implement performance-based compensation that is tied to performance measures that most closely affect stockholder value while still maintaining tax deductibility of our performance-based compensation.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2005 Amended Plan. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule determined at time of grant.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Board will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2005 Amended Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits, and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions

In the event of certain significant corporate transactions, the Board has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•

arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash consideration; and

•

arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award.

Change in Control

If a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, the Company will provide each participant holding an outstanding award with written notice of such change in control, and as of immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested (and any repurchase rights thereon will immediately lapse in full) and exercisable (as applicable).

In addition, with respect to stock awards granted prior to the date of the 2009 Annual Meeting, if, upon a change in control, we are not the surviving corporation or survive only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within 30 days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effective date of the transaction, in cash or shares of stock (as elected by the participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement under this paragraph.

Plan Amendments & Termination

We may amend or terminate the 2005 Amended Plan at any time, although no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any further amendment to the 2005 Amended Plan as required by applicable law. The 2005 Amended Plan is set to expire on October 26, 2015.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2005 Amended Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2005 Amended Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be a long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be a short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Units

Generally, no taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.

Section 162 Limitations

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2005 Amended Plan is intended to enable us to grant awards that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock, restricted stock units, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (a) the award is approved by a compensation committee composed solely of “outside directors,” (b) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (d) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

2005 Equity Compensation Plan Benefits

Awards under the 2005 Amended Plan are discretionary. Accordingly, total awards that may be granted for the fiscal year ending December 31, 2011 under the 2005 Amended Plan are not determinable until the completion of the fiscal year. We have made certain grants to our employees and to certain executive officers, as discussed below under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” and we expect to make additional grants to the balance of our executive officers as well later this year as well as to our non-employee directors under our Director Compensation Policy described below under “Compensation of Directors.” However, we cannot currently determine the total amount of benefits or number of shares subject to equity awards that may be granted in the future to executive officers, directors and employees under the 2005 Amended Plan.

Therefore, the following table sets forth information about awards granted under the 2005 Plan during the year ended December 31, 2010 to our named executive officers, all current executive officers as a group (seven people), all current non-employee directors as a group (eight people) and all current non-executive employees and consultants (including all current officers who are not executive officers) as a group (approximately 1,137 people). On March 4, 2011, the last reported sales price of our common stock on NASDAQ was $26.85.

2005 Equity Compensation Plan

Name	Weighted Average Exercise Price of Stock Option Awards ($)	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to Restricted Stock Units
R. Scott Huennekens	19.07	100,000	50,000
Chief Executive Officer and President

John T. Dahldorf	19.07	25,158	14,340
Chief Financial Officer and Secretary

Michel E. Lussier	19.07	25,158	14,340
Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and EMEA

Jorge J. Quinoy	19.07	20,000	10,000
Executive Vice President, Global Sales

David Sheehan	19.07	75,158	14,340
President, IVUS and FM Business Units

Vincent J. Burgess	19.07	25,158	14,340
Former Group President, Advanced Imaging Systems and Vice President, Marketing and Business Development

Executive Group	19.07	448,632	117,360

Non-Executive Director Group	21.06	44,552	17,088

Non-Executive Officer Employee Group	20.69	389,300	179,500

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Volcano’s equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,357,129	$13.74	3,296,082	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,357,129	$13.74	3,296,082	(1)

(1)	Available for the grant of future rights under Volcano’s 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2010. The number of shares reserved under the ESPP will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31 of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. In October 2010, our Board of Directors voted not to increase the reserved number of shares under the ESPP for 2011 pursuant to the automatic increase provision.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory (non-binding) basis, the compensation of Volcano’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.

The Board of Directors, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of Volcano’s stockholders. We focus our executive compensation on pay for performance. For 2010, approximately 50% of the total direct compensation for our Chief Executive Officer, and approximately 42% of the total direct compensation for our other named executive officers, was performance-based, either in the form of cash compensation that is subject to the achievement of annual performance goals (including corporate financial goals and individual goals) or stock options that require an increase in our stock price over a four year period to result in gain to our executives. In 2010, we achieved year-over-year revenue growth of approximately 29%, reflecting strong corporate performance. In addition, as of December 31, 2010, our one-year and three-year total stockholder return (“TSR”) was 57.13% and 12.64% respectively, compared to an industry median TSR of 29.72% and -0.59% for the same periods. Strong TSR and revenue growth figures evidence the success of our executive compensation program in driving performance. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” beginning on page 40 of this proxy statement for additional details on Volcano’s executive compensation, including Volcano’s compensation philosophy and objectives, as well as the reasons and processes concerning how our Board of Directors determined the structure and amounts of the 2010 compensation of our named executive officers.

The Board of Directors is asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Volcano’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.”

The results of this advisory vote are not binding upon Volcano. However, the Board of Directors values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” PROPOSAL

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit an advisory (non-binding) vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statements. Accordingly, the Board of Directors is providing Volcano’s stockholders with the opportunity to cast an advisory vote on how often Volcano should submit a “say on pay” proposal, such as provided for in Proposal 4, to stockholders. Volcano is providing stockholders with the following choices: the choice of whether the “say on pay” advisory vote should be submitted to the stockholders annually, every two years, or every three years, or, the choice to abstain from voting.

Volcano’s Board of Directors believes that the “say on pay” advisory vote should be submitted to the stockholders once every year, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. We believe this frequency is in alignment with our executive compensation practices, as we review the core elements of our executive compensation program annually. In addition, we are aware of the significant interest in executive compensation matters by investors and the general public, and value and encourage constructive dialogue with our stockholders on these matters, and an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Board of Directors, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of Volcano determine, on an advisory basis, that the frequency with which the stockholders of Volcano wish to have an advisory vote on the compensation of Volcano’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure) is every:

1 Year;

2 Years;

3 Years; or

Abstain.”

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution above. While this is an advisory vote and, therefore, non-binding, the Board of Directors will give careful consideration to the choice which receives the most “FOR” votes before determining the action the Board deems most appropriate for Volcano and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU SELECT

“1 YEAR”

FOR PROPOSAL 5.

EXECUTIVE OFFICERS

The names and business experience of Volcano’s executive officers who are not also a director of Volcano are set forth below, as of March 1, 2011:

Name	Age	Position
John T. Dahldorf	54	Chief Financial Officer and Secretary
Dale C. Flanders, Ph.D.	59	President, Axsun Division
Darin M. Lippoldt	45	Senior Vice President and General Counsel
Michel E. Lussier	55	Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and EMEA
Jorge J. Quinoy	57	Executive Vice President, Global Sales
David M. Sheehan	48	President of the IVUS & FM Business Units

John T. Dahldorf

John T. Dahldorf has served as Volcano’s Chief Financial Officer and Secretary since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.

Dale C. Flanders, Ph.D.

Dale C. Flanders has served as the President of Volcano’s Axsun Division since December 2008. Prior to that, Dr. Flanders founded Axsun Technologies, Inc. in 1998 and served as its Chief Executive Officer and Chief Technology Officer until it was acquired by Volcano in 2008. Prior to founding Axsun, Dr. Flanders served as the Vice President of Engineering and Chief Technology Officer for Lasertron, Inc., a pioneer in developing and manufacturing laser and non-laser light sources, from 1994 to 1998. Dr. Flanders holds a B.S., an M.S. and a Ph.D. in Electrical Engineering from Massachusetts Institute of Technology and is listed as the inventor on more than 75 patents.

Darin M. Lippoldt

Darin M. Lippoldt has served as Volcano’s Senior Vice President and General Counsel since August 2010. From November 2003 until he joined Volcano, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt holds a B.B.A. in Finance, an M.A. in International Relations, and a J.D. from St. Mary’s University.

Michel E. Lussier

Michel E. Lussier has served as Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and EMEA since January 2011. From July 2007 to January 2011 he served as President of Volcano Europe and Clinical and Scientific Affairs and has served as Managing Director of Volcano Europe since March 2006. From July 2002 to March 2006, Mr. Lussier served as Volcano’s Vice President, General Manager of Europe, Africa and Middle East Operations. In February 2002, Mr. Lussier founded MedPole S.A./ N.V., a European distribution incubator for medical device start up companies located in Brussels, of which he serves as chairman of the board. From October 1998 to January 2002, Mr. Lussier served as the Vice President and General Manager, Europe of Novoste Corp., a medical technology company. Mr. Lussier also currently serves as chairman of the board of directors of Cardio 3 Biosciences S.A. Mr. Lussier holds a B.S. in Electrical

Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from INSEAD.

Jorge J. Quinoy

Jorge J. Quinoy has served as Volcano’s Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as our Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.

David M. Sheehan

David M. Sheehan was promoted to the role of Volcano’s President of the IVUS & FM Business Units in March 2010. He served as Volcano’s Executive Vice President since June 2008. Prior to joining Volcano, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, the President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 1, 2011, except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for directors and (iv) all of our executive officers and directors as a group.

This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 1, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each person listed in the table below is care of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

Each stockholder’s percentage ownership is based on 51,898,735 shares of our common stock outstanding as of March 1, 2011, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:

Entities affiliated with Waddell & Reed Financial, Inc.(1) 6300 Lamar Avenue Overland Park, KS 66202	3,760,043	7.2%

Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	3,797,606	7.3%

FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	3,445,893	6.6%

BlackRock Inc.(4) 40 East 52nd Street New York, NY 10022	2,691,325	5.2%

The TCW Group, Inc., on behalf of the TCW Business Unit(5) 865 South Figueroa Street Los Angeles, CA 90017	3,486,672	6.7%

Wells Fargo and Company(6) 40 Montgomery Street San Francisco, CA 94104	3,696,713	7.1%

Directors and Executive Officers:
Michael J. Coyle(7)	38,902	*
Connie R. Curran, RN, Ed.D.(8)	34,569	*
Kieran T. Gallahue(9)	52,902	*
Lesley H. Howe(10)	63,711	*

Alexis V. Lukianov(11)	50,235	*
Ronald A. Matricaria(12)	115,750	*
John Onopchenko(13)	53,569	*
Roy T. Tanaka(14)	43,902	*
R. Scott Huennekens(15)	652,350	1.2%
John T. Dahldorf(16)	248,168	*
Michel E. Lussier(17)	103,900	*
Jorge J. Quinoy(18)	268,974	*
David M. Sheehan(19)	277,400	*
Vincent Burgess	3,000	*
All directors and executive officers as a group (14 persons)(20)	2,277,698	4.2%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 8, 2011 by Waddell & Reed Financial, Inc., (“WDR”) on behalf of itself, Ivy Investment Management Company (“IICO”); Waddell & Reed Investment Management Company (“WRIMCO”); Waddell & Reed, Inc. (“WRI”); and Waddell & Reed Financial Services, Inc. (“WRFSI”) reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A, IICO has direct sole voting and dispositive power over 750,713 shares of our common stock, WRIMCO has direct sole voting and dispositive power over 3,009,330 shares of our common stock, WRI has indirect sole voting and dispositive power over 3,009,330 shares of our common stock, WRFSI has indirect sole voting and dispositive power over 3,009,330 shares of our common stock and WDR has indirect sole voting and dispositive power over 3,760,043 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G/A notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G/A provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.
(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (“Wellington Management”) reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 3,797,606 shares of our common stock which are held of record by clients of Wellington Management. The Schedule 13G/A notes that such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock. Wellington Management shares voting power over 3,054,603 shares of our common stock and shares dispositive power over 3,797,606 shares of our common stock. The Schedule 13G/A provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.
(3)

Based solely on a Schedule 13G filed February 14, 2011, by FMR LLC, on behalf of itself and Edward C. Johnson 3d reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, Mr. Johnson and FMR LLC have sole voting power over 145,150 shares of our common stock and sole dispositive power over 3,445,893 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,305,853 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,305,853 shares owned by the Funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,870 shares of our common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Mr. Johnson and FMR LLC, through its control of PGALLC, each has sole dispositive power over 4,870 shares and sole power to vote or to direct the voting of 4,870 shares of common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 135,170 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 135,170 shares and sole power to vote or to direct the voting of 135,170 shares of common stock owned by the institutional accounts managed by PGATC as reported above. The Schedule 13G provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.

(4)	Based solely upon a Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, BlackRock has sole voting and dispositive power over 2,691,325 shares of our common stock. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The Schedule 13G provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.
(5)	Based solely upon a Schedule 13G filed with the SEC on February 10, 2011 by TCW Group, Inc. on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (“TCW”) reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, TCW has shared voting power over 2,643,837 shares of our common stock and shared dispositive power over 3,486,672 shares of our common stock. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including TCW. SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW. SG, its executive officers and directors, and its direct and indirect subsidiaries, may beneficially own the shares of our common stock included herein. The Schedule 13G provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.
(6)

Based solely upon a Schedule 13G filed with the SEC on January 25, 2011 by Wells Fargo and Company (“Wells Fargo”), on behalf of itself and Wells Capital Management Incorporated (“WCMI”), reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, Wells Fargo has sole voting power over 2,778,227 shares of our common stock, sole dispositive power over 3,619,623 shares of our common stock and has shared dispositive power over 6,230 shares of our common stock. Further, according to the Schedule 13G, WCMI has sole voting power over 891,814 shares of our capital stock and sole dispositive power over 3,438,407 shares of our common stock. WCMI is an investment advisory subsidiary of Wells Fargo. The Schedule 13G provides information only as of December 31, 2010 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2010 and March 1, 2011.

(7)	Includes 38,902 shares of our common stock that Mr. Coyle has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(8)	Includes 33,569 shares of our common stock that Dr. Curran has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(9)	Includes 52,902 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(10)	Includes 51,750 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(11)	Includes 50,235 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(12)	Includes 55,750 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(13)	Includes 53,569 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(14)	Includes 2,000 shares held in an individual retirement account for the benefit of Mr. Tanaka’s spouse, 3,000 shares held by the Tanaka Family Trust UAD 5/30/1992, for which Mr. Tanaka and his spouse are trustees, and 38,902 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(15)	Includes 123,334 shares held in a grantor retained annuity trust for which Mr. Huennekens does not have investment power, and 498,805 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011. Mr. Huennekens disclaims beneficial ownership of the shares held in the grantor annuity trust except to the extent of his pecuniary interest in such shares.
(16)	Includes 224,955 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(17)	Includes 91,878 shares of our common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(18)	Includes 241,026 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(19)	Includes 267,658 shares of our common stock that Mr. Sheehan has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.
(20)	Includes shares of capital stock referred to in footnotes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) and (19). Also includes 229,556 shares of our common stock that Mr. Flanders has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011 and 34,700 shares of our common stock that Mr. Lippoldt has the right to acquire pursuant to options exercisable within 60 days of March 1, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Volcano’s directors, executive officers and holders of more than ten percent of a registered class of Volcano equity securities to file reports with the SEC regarding their ownership and changes in ownership of Volcano stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volcano with copies of all Section 16(a) forms they file.

To Volcano’s knowledge, based solely on a review of the copies of such reports furnished to Volcano and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with other than two Form 4s which were not timely filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers: R. Scott Huennekens, President and Chief Executive Officer; John T. Dahldorf, Chief Financial Officer and Secretary; Michel E. Lussier, Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and Europe, Africa and Middle East Operations; Jorge J. Quinoy, Executive Vice President, Global Sales; David Sheehan, President, IVUS and FM Business Units; and Vincent J. Burgess. Mr. Burgess resigned from the Company effective March 5, 2010.

Executive Summary

Volcano Corporation strives for innovation and continuous improvement in all aspects of our business. We intensely compete against industry rivals by committing to rapid achievement of high quality results. To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance, internal equity and long-term results, while ensuring retention.

We have been working to increase the focus of our executive compensation on pay for performance. For 2010, approximately 50% of the total direct compensation for our Chief Executive Officer, and an average of approximately 42% of the total direct compensation for our other named executive officers, was performance-based, either in the form of cash compensation that is subject to the achievement of annual performance goals (including corporate financial goals and individual goals) or stock options that require an increase in our stock price over a four year period to result in gain to our executives.

In 2010, we achieved year-over-year revenue growth of approximately 29%, reflecting strong corporate performance. In addition, as of December 31, 2010, our one-year and three-year total stockholder return (“TSR”) was 57.13% and 12.64% respectively, compared to an industry median TSR of 29.72% and -0.59% for the same periods. We believe that these strong TSR and revenue growth figures are due in part to the role our executive compensation program plays in driving performance.

The highlights of our executive compensation program include:

•

Our annual cash incentive program is designed to reward executives for achieving revenue and operating results above our targeted goals, and as a result, a material portion of the cash incentives earned pursuant to our 2010 annual incentive program were paid as a result of our achieving $294.1 million in GAAP revenue and $34.9 million in adjusted operating income for 2010.

•

Our equity program for our named executive officers consisted of stock options with exercise prices equal to 100% of the fair market value on the date of grant and restricted stock units (“RSUs”) each vesting over four years based on continued service. This program promotes employee retention, encourages executives to focus on creating meaningful stock price appreciation that is sustained over multiple years, helps to mitigate compensatory risk concerns and also provides a meaningful ownership opportunity for our executives.

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We grant stock options under our Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”). The 2005 Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval within 12 months prior to such repricing.

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We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to:

•	attract executives with the skills and expertise to execute our business plan and achieve our team goals;

•	reward executives fairly over time; and

•	retain executives who consistently and continually perform at or above our expectations.

To achieve these objectives, our executive compensation package provides a competitive mix of compensation elements, including base salary, cash incentive bonus, stock options, RSUs, broad-based employee benefits (with limited perquisites) and severance/change of control benefits.

In determining the amount and form of these compensation elements, we may consider a number of factors, including:

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compensation levels paid by companies in our peer group, with a focus on having target total cash compensation between the 50th and 75th percentiles, and target total direct compensation – that is, target long-term equity compensation when combined with target total cash compensation – at or around the 75th percentile of the compensation paid to similarly situated executives (to the extent such data is easily available and provides for a meaningful comparison), as we believe this emphasizes and rewards long-term performance;

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corporate and individual performance, including Company revenue and operating income, annual revenue growth, performance to our business plan, and execution of individual, team and Company-wide strategic initiatives, as we believe this encourages our executives to focus on achieving our business objectives;

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achievement of Company-wide operational and financial objectives, which we refer to as our key factors for success, within an annual time horizon, as we believe this motivates executives to address particular business objectives and business challenges that are unique to a given year;

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internal pay equity of the compensation paid to one executive officer as compared to another – that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives – as we believe this approach contributes to retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•	broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of unanticipated consequences of the macroeconomic environment on our business;

•	the potential dilutive effect on our stockholders of equity awards in general;

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the experiences and individual knowledge of the members of our Board regarding compensation programs at other companies, as we believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure; and

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individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Although the Compensation Committee does review total cash and equity compensation, the Compensation Committee does not believe that increases or decreases in the value of equity awards that were previously granted should significantly impact the determination of current levels of cash or equity-based compensation. Further, the Compensation Committee believes that stock-based awards, such as stock options and RSUs, are the primary motivator in attracting and retaining talented executives, and that salary and cash incentive bonuses are secondary considerations. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash or non-cash compensation. This is due, in part, to the small size of our executive team and our need to tailor each executive’s compensation package to attract, motivate and retain that executive officer.

Role of our Compensation Committee

As noted above under “Information Regarding the Board of Directors and Corporate Governance – Compensation Committee”, our Compensation Committee is currently comprised of Dr. Curran, and Messrs. Onopchenko, Tanaka and Lukianov, with Dr. Curran serving as chairperson, and each member is an “outside director” for purposes of Section 162(m) of the Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” as currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. As described in more detail above in that section of this proxy, our Compensation Committee is responsible for reviewing, evaluating, approving, administering and interpreting our executive compensation and benefits policies, programs and plans, including our equity compensation plans. In particular, with respect to the compensation of our named executive officers, our Compensation Committee is responsible for reviewing and recommending to the outside, independent and non-employee members of the Board the compensation levels (including equity grants) and performance goals relevant to the compensation of these officers, and for evaluating the officers’ performance in light of those goals and objectives. In February 2010, our Compensation Committee presented its recommendations on 2010 base salary, target bonus levels and equity awards for our named executive officers for approval by the independent, outside, non-employee directors on the Board. The Board approved the Compensation Committee’s recommendations as presented.

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as Company financial reports and projections, historical achievement of Company-wide operational and financial objectives (which we refer to as our key factors for success), operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of our Chief Executive Officer and the Compensation Committee’s independent compensation consultant, including analyses of executive compensation paid at other comparative companies identified by the consultant. The Compensation Committee and Board is also guided by the bulleted list of factors described above under “Compensation Philosophies and Objectives”

Role of our President and Chief Executive Officer

For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers the recommendations of the Chief Executive Officer, including his review of the officer’s performance and contributions in the prior year and his recommendations for the potential equity awards that should be granted to the other executive officers. In the case of the Chief Executive Officer, the Chairman of the Board solicits and considers the evaluations and recommendations submitted by other members of the Board. The Chairman then reviews and assesses the performance of the Chief Executive Officer. This assessment is reported to, and discussed with, the Compensation Committee.

The Company’s Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop new compensation programs for our named executive officers and other senior executives for consideration by the Compensation Committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials and ultimately to implement the decisions of the Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with our independent compensation consultant to convey information to allow the consultant perform its services for the Compensation Committee.

Our Chief Executive Officer and Chief Financial Officer generally attend our Compensation Committee meetings, for a portion of the meeting. No executive officer was present or voted in the Compensation

Committee’s or the Board’s final determinations regarding the amount of any component of his own 2010 compensation package.

Role of our Independent Compensation Consultant

The Compensation Committee has retained DolmatConnell & Partners, Inc., referred to in this Compensation Discussion and Analysis as DolmatConnell, as its independent compensation consultant since January 2007. As part of its engagement, DolmatConnell assists the Compensation Committee in evaluating the efficacy of our compensation strategy and practices in supporting and reinforcing our long-term strategic goals, and refining our compensation strategy and developing and implementing an executive compensation program to execute that strategy.

Each year, DolmatConnell reviews the competitiveness and structure of our executives’ and Board’s compensation programs to ensure that the levels of compensation are appropriately positioned to attract and retain senior management and non-employee directors. Additionally, each year DolmatConnell meets with management regarding compensation goals and performance objectives for the upcoming year prior to DolmatConnell’s meeting with the Compensation Committee. In 2010, DolmatConnell regularly attended portions of our Compensation Committee meetings with management present.

As part of its duties, DolmatConnell provided the Compensation Committee with the following services in 2010:

•	completed a competitive analysis of our executive compensation program and long-term incentive plan;

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assessed the competitiveness of our compensation programs and provided recommendations consistent with good governance practices, including offering benchmarking and tools for developing a compensation strategy;

•	provided an overview of the current executive compensation landscape in which we operate, including:

•	reporting on the recent legislative and regulatory changes impacting executive compensation and the ramifications of these changes;

•	reporting on broad market trends on executive compensation given economic conditions and overall market decline; and

•	reviewing recent executive compensation trends in the Life Sciences industry from the 2009 DolmatConnell LifeScience 100 Executive Compensation Study;

•	prepared a competitive analysis of the Board’s compensation program, including observations and recommendations;

•	reviewed and updated our peer group for use in benchmarking executive compensation; and

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met with certain of our executives, senior management and members of our Board to discuss improvements in the flow of information between our compensation consultant, the Company and our Compensation Committee.

The Company pays the cost for DolmatConnell’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue DolmatConnell’s services.

Other than providing limited advice to our management regarding competitive salary data and broad-based stock plan share reserve modeling, DolmatConnell did not provide any other services to the Company in 2010. The cost of these other services provided by DolmatConnell to management in 2010 did not exceed $25,000. The Compensation Committee permitted these other non-executive compensation services as it determined that these services did not constitute a conflict of interest or prevent DolmatConnell from being objective in its work for the Compensation Committee.

Benchmarking

The Compensation Committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while also aligning our executive officers’ interests with those of our stockholders. Our Compensation Committee has discussed compensation levels in the context of the experiences and individual knowledge of each member.

To assist the Compensation Committee in its deliberations on executive compensation in 2010, DolmatConnell collected and analyzed compensation data from the peer group approved by the Compensation Committee. DolmatConnell drew this data for peer group companies from individual company proxy filings. Given the differences in composition of roles of the named executive officers at the peer companies and at Volcano Corporation, the peer group data was primarily used for Messrs. Huennekens and Dahldorf.

Additionally, the Compensation Committee reviewed compensation data compiled and assessed by DolmatConnell from the 2009 DolmatConnell LifeScience 100 Executive Compensation Study and the 2009 Radford Global Life Sciences Survey, both of which cover a broader group of companies in the medical devices and medical equipment and supplies industries and provide insight into a broader range of executive positions. This survey data was helpful as a touchstone for reviewing the compensation of our executive officers, particularly Messrs. Lussier, Quinoy, Sheehan, and Burgess, as their roles did not necessarily map in a meaningful way to the data available for the peer group companies.

Specifically, in using the peer company and survey data, the Compensation Committee benchmarks our named executive officers’ compensation against peer company data when there is a solid and reliable peer group match based on the applicable named executive officer’s role and similarity of job content. The Compensation Committee uses the broader survey data to supplement peer group data, as appropriate, such as when the peer company data does not contain information for a reasonable match to a specific position. Therefore, references in this Compensation Discussion and Analysis to the peer group company data are intended to also refer to the survey data, as applicable to the given decision.

Peer Group

In January 2007, our Compensation Committee requested that DolmatConnell propose a peer group of companies for the Compensation Committee’s use in evaluating executive compensation. This peer group is reviewed and updated annually to reflect changes in the applicable industries and to ensure that the list provides a current and useful comparison of companies for use as a primary means of comparing our executive compensation levels relative to the market.

In November 2009, our Compensation Committee again worked with DolmatConnell to review and update the peer group company list for use in 2010, selecting U.S.-headquartered, public (and actively traded) companies (i) in the medical device and medical equipment and supplies industries, (ii) with a revenue range of approximately $100 million to $400 million, reflecting a range of approximately 0.5x to 2x of our then most recent four quarters revenues of $196 million, and (iii) a market capitalization range of approximately $400 million to $1.6 billion, reflecting a range of approximately 0.5x to 2x of our market capitalization of $786 million at the time. The Compensation Committee approved this list of 14 peer group companies in November 2009:

Abaxis, Inc.	ABIOMED, Inc.	Accuray Incorporated

Cyberonics, Inc.	ev3, Inc.	ICU Medical, Inc.

Immucor, Inc.	Masimo Corporation	Meridian Bioscience, Inc.

Merit Medical Systems, Inc.	NuVasive, Inc.	SonoSite, Inc.

SurModics, Inc.	Thoratec Corporation

In July 2010, in consultation with DolmatConnell, the Compensation Committee revised our list of peer group companies for use in setting compensation in 2011. The peer group list as revised in July 2010 consists of U.S.-headquartered, public (and actively traded) companies (i) in the medical device and medical equipment and supplies industries, (ii) with a revenue range of approximately $100 million to $500 million, reflecting a range of approximately 0.5x to 2x of our then most recent four quarters revenues of $245 million, and (iii) with a market capitalization range of approximately $400 million to $3.5 billion, reflecting a range of roughly 0.33x to 3x of our market capitalization of $1.18 billion at the time). The Compensation Committee approved this list of 17 peer group companies in July 2010:

Abaxis, Inc.	Accuray Incorporated	AGA Medical Holdings, Inc.

Align Technology, Inc.	Conceptus, Inc.	Cyberonics, Inc.

Gen-Probe Incorporated	ICU Medical, Inc.	Immucor, Inc.

Masimo Corporation	Meridian Bioscience, Inc.	Merit Medical Systems, Inc.

Natus Medical Incorporated	NuVasive, Inc.	SonoSite, Inc.

Thoratec Corporation	ZOLL Medical, Inc.

Compensation Positioning and Compensation Allocations

In general, the Compensation Committee aims, in line with our general philosophy, to provide target total cash and long-term equity compensation at or around the 75th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of direct compensation, the Compensation Committee generally attempts to set the various compensation elements as follows:

•	base salaries between the 50th and 75th percentiles for comparable positions;

•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is between the 50th and 75th percentiles for comparable positions; and

•	target long-term equity compensation at a level such that, when combined with target cash compensation, target total direct compensation is at or around the 75th percentile for comparable positions.

Our Compensation Committee believes that targeting total cash and equity compensation at or around the 75th percentile for our peer group or the applicable survey data is necessary to achieve the objectives of our executive compensation program, as it ensures that the compensation we offer will help us attract, reward and retain talented individuals to manage and operate all aspects of our business.

However, benchmarking is just a reference point and is not the only factor the Compensation Committee considers in setting compensation. Other factors, such as economic conditions, corporate and individual performance, internal pay equity, individual negotiations, budget constraints, Company financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, historical executive compensation levels, current Company-wide compensation levels, and the recommendations of our Chief Executive Officer and the Compensation Committee’s independent compensation consultant may play an important role with respect to the compensation offered to any executive in any given year (and as further described above under “Compensation Philosophies and Objectives”). We believe this approach helps us to compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2010

Our 2010 executive compensation program consists of three principal components: base salary; short-term incentive compensation (annual cash bonuses); and long-term equity incentive compensation (including, time-based stock options and time-based RSUs).

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a majority of their compensation “at risk” in the form of annual cash incentive bonuses and stock-based incentive compensation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract, retain and reward our named executive officers, although we believe that stock-based awards are the primary motivator in attracting and retaining executives. The Compensation Committee generally targets base salary levels between the 50th and 75th percentiles of our peer group companies to ensure that base salaries are competitive with salaries provided by our peer group companies.

Our Compensation Committee generally reviews base salaries in the first quarter of every year. In determining our named executive officers’ base salaries, the Compensation Committee considers whether existing base salary levels are between the 50th and 75th percentiles for comparable positions. In addition to considering the peer group and/or survey data, the Compensation Committee typically considers one or more of the factors described above under the heading “Compensation Positioning and Compensation Allocations” and “Compensation Philosophies and Objectives” as applicable.

In February 2010, our Compensation Committee recommended for approval, and the Board approved, increases to our named executive officer’s base salaries, as described in the table below. In making its determination, the Compensation Committee considered the Chief Executive Officer’s reviews of and recommendations for the other executive officers and the Chairman of the Board’s review of and recommendation for the Chief Executive Officer. The Compensation Committee felt that the salary levels set forth below were appropriate in light of the Company’s outstanding performance during fiscal year 2009. Additionally, prior to these increases, Messrs. Huennekens’, Dahldorf’s, Sheehan’s and Burgess’ base salaries were below the 25th percentile, at the 50th percentile, at the 25th percentile and at the 25th percentiles for comparable positions, respectively. Thus, the Compensation Committee determined that these increases for these executives would assist in bridging the gap between their base salaries and the desired target market positioning. The 2009 base salary of Mr. Quinoy, which was already positioned slightly above the Company’s target position for 2010, was increased only nominally for 2010. This increase was in line with market research provided by the Compensation Committee’s compensation consultant, which projected base salary increases for 2010 of between 2% and 4%. Mr. Lussier’s 2010 salary was increased from his 2009 base salary by 5,423 Euros in light of the comparative data; however, the numbers reported in the Summary Compensation Table suggest a decrease, which is entirely as a result of exchange rate effects.

Executive Officer	2009 Base Salary	2010 Base Salary	% Increase	Market Position (percentile)
R. Scott Huennekens	$412,000	$500,000	21%	50th to 75th
John T. Dahldorf	$273,000	$309,000	13%	> 75th
Michel E. Lussier(1)	279,050€	284,473€	2%	> 75th
Jorge J. Quinoy	$300,000	$306,000	2%	> 75th
David M. Sheehan	$255,661	$309,000	21%	50th to 75th
Vincent J. Burgess	$273,000	$309,000	13%	50th to 75th

(1)	Mr. Lussier’s salary is set in Euros

Short-Term Incentive Compensation

We have structured our short-term (that is, annual) cash incentive compensation program to align our executives’ pay with our overall financial performance and to provide a reward based on the executives’ achievement of, or contributions to, specifically identified corporate and individual performance objectives. Our Compensation Committee recognizes the important role that variable cash compensation plays in attracting and retaining our executives and thus sets target levels for variable cash bonuses so that target total cash compensation generally falls between the 50th and 75th percentiles for target total cash compensation of similarly situated executives of our peer group companies or within the applicable surveys.

2010 STI Plan. In February, 2010, the Compensation Committee recommended to the Board, and the Board approved without change the terms of our 2010 Short Term Incentive Plan (the “STI Plan”) for all of our eligible employees, other than our field sales force who are on sales incentive plans (such as Mr. Quinoy). Under the 2010 STI Plan, all eligible participants can earn an annual incentive bonus with the maximum amount determined by the Company’s achievement in 2010 of revenue and adjusted operating income targets as well as achievement against our key factors for success (weighted 70% toward revenue and operating income metrics (evenly split between these two), and 30% to the key factors for success (with no specific weighting as between any one or more key factors for success).

Pool Funding. The Company-wide target bonus pool under the 2010 STI Plan was equal to the aggregate target bonuses for all eligible employees, or $2.56 million. The maximum funding level for achivement against the revenue and operating income metrics is capped at 150% of the 70% allocable to these metrics. The maximum funding level would be achieved upon aggregate achievement of 120% or more of the revenue and operating income metrics. If the Company achieved revenue and operating income at an aggregate rate of less than 80% of the target goals, none of the 70% would be funded. Achievement against the key factors for success is capped at 100% of the 30%. The Compensation Committee did not set specific weights for each key factor for success. Instead, the 2010 STI Plan provided the Compensation Committee the discretion to determine the amount of the 30% of the target bonus allocated to the key factors for success that each eligible named executive officer earned on a holistic basis, after considering his specific contributions to the achievements. Therefore, assuming maximum performance, the potential maximum bonus pool for the 2010 STI would equal 135% of the aggregate target bonuses, or $3.456 million.

70% Corporate Metrics. Revenue was measured based on achievement of GAAP revenue. The GAAP revenue target was $284.3 million. Operating income was measured based on achievement of non-GAAP operating income, that is GAAP operating income adjusted for amortization of intangibles, non-recurring legal expenses involved in unanticipated litigation, stock based compensation and in process research and development. The non-GAAP operating income target was $25.4 million.

30% Key Factors for Success. Each year, our Chief Executive Officer recommends to the Compensation Committee the key factors for success to be used in determining annual incentive compensation for executive officers as well as employees. The key factors for success are Company-wide operational and financial objectives that, if achieved, would positively impact our corporate performance. The Chief Executive Officer makes his recommendation based on his discussions with the other executive officers and consideration of the broader business plan for the Company for the coming year. The key factors for success are reviewed by our Compensation Committee and approved by our Board at the beginning of each fiscal year. The Company considers the specific list of key factors for success to be confidential information that, if disclosed, could cause competitive harm to the Company. For 2010, our key factors for success included objectives in the following categories:

•	achieving corporate financial objectives;

•	preparing for new product launches and meeting product development timelines;

•	expanding market share of existing businesses and driving growth in current markets;

•	developing a product candidate pipeline;

•	creating and maintaining a direct sales force in Japan to coordinate product sales in Japan;

•	integrating strategic partnerships, collaborations and acquisitions with our current businesses;

•	facilitating ongoing clinical activities and regulatory approvals; and

•	executing expansion strategies in key domestic and international markets.

Target Bonuses. In February 2010, the Compensation Committee recommended to the Board for approval, and the Board approved without change, the 2010 target cash bonus levels for each named executive officer, as set forth in the table below. The target bonus levels for our named executive officers were established primarily so that target total cash compensation for the executive would generally fall between the 50th and 75th percentiles for target total cash compensation of executives at our peer group companies or for similarly situated executives based on the survey data. In addition, the Compensation Committee considered individual negotiations with each executive (generally at the time of their hiring, which negotiations establish target bonus opportunity), their target bonus level for the prior year, internal budget constraints and internal pay equity. The Compensation Committee also believes that the cash incentive opportunity should make up a larger portion of an executive’s target compensation as the executive’s level of responsibility increases. Therefore, the cash incentive opportunity for our Chief Executive Officer is generally greater than the cash incentive opportunity for our other executives.

The target short term incentive compensation amounts for 2010, expressed as a percentage of 2010 base salary, for each of our named executive officers, were:

Executive Officer	2009 Target Bonus	2010 Target Bonus	% Change from 2009	Market Position (percentile) (1)	Rationale
R. Scott Huennekens	50%	100%	100%	50th to 75th	To make comparable to desired market position and to reflect internal pay equity/importance of his role as compared to other officers

John T. Dahldorf	40%	50%	25%	50th to 75th	To make comparable to desired market position

Michel E. Lussier	20%	40%	100%	50th to 75th	To make comparable to desired market position and to reflect internal pay equity

Jorge J. Quinoy(2)	33%	33%	N/A	>75th	Consistent with peer data

David M. Sheehan	N/A	40%	N/A	50th to 75th	To make comparable to desired market position and to reflect internal pay equity

Vincent J. Burgess	20%	40%	100%	50th to 75th	To make comparable to desired market position and to reflect internal pay equity

(1)	Market position constitutes the market position of total cash compensation, which includes base salary and target cash bonus compensation.
(2)	The target incentive opportunity under Mr. Quinoy’s sales incentive plans was $150,000 in both years. The terms of his 2010 incentive plan is described in greater detail below. Mr. Quinoy did not participate in the 2010 STI Plan.

2010 Results. We delivered strong performance in 2010 against our financial goals and our key factors for success. Specifically, we achieved $294.1 million in GAAP revenues, or 103.4% of the target goal, and $34.9 million in non-GAAP operating income, or 137.4% of the target goal, resulting in an average achievement level of 120.4% of the target. As a result, the 70% portion of the pool was funded at the maximum level of 150% of the target level for the corporate performance metrics, which translated into cash equal to 105% of each person’s total target bonus opportunity.

With respect to our key factors for success, we achieved the following notable goals:

Category of Key Factor for Success	Actual Results for 2010

Achieving corporate financial objectives	• GAAP revenue of $294.1 million • Non-GAAP operating income of $34.9 million

Preparing for new product launches and meeting product development timelines

•    Introduced new products into our comprehensive suite of integrated lab systems, coronary and peripheral IVUS catheters, and physiology wires measuring both pressure and flow, including:

•    The new Eagle Eye(R) Platinum Digital IVUS Catheter;

•    PrimeWire PRESTIGE(TM);

•    Integrated FFR compatibility with multiple hemodynamic systems vendors; and

•    The v3.2 software upgrade for our s5i system.

Expanding market share of existing businesses and driving growth in current markets	• Expanded IVUS and FM business across all geographies • During the year we became the IVUS market leader in the U.S., Japan, and Europe • Acquired Fluid Medical in August 2010

Developing product candidate pipeline

•    Image Guided Therapies that include image guided stents and image guided coronary and peripheral balloons.

•    Forward Looking IVUS (FL.IVUS), utilizing advanced imaging technology Volcano obtained through our acquisition of Novelis. This proprietary technology has potential applications for a number of minimally invasive diagnostic and therapeutic applications in the coronary and peripheral vasculature. Volcano currently has two FL.IVUS products under development. The first provides forward looking ultrasonic guidance and will be used in conjunction with interventional guidewires to cross lesions. The second will incorporate this guidance capability with a therapeutic device that tunnels through lesions.

•    Optical Coherence Tomography (OCT) system, designed to allow fast, easy imaging of highly detailed structures in the vasculature, including vessel wall defects, intra-luminal thrombus and stent struts. Volcano announced that we received our CE Mark for this system in early January of 2010.

Creating and maintaining a direct sales force in Japan to coordinate product sales in Japan

•    Enhanced direct selling program in Japan by ending Distribution Agreement with Fukuda Desnhi Co., Ltd.

•    Built a direct sales force in Japan of more than 50 people and a total workforce of more than 100 people

Integrating strategic partnerships, collaborations and acquisitions with our current businesses

•    Acquired Fluid Medical in August 2010

•    Acquired Xtract(TM) Thrombus Aspiration Catheter technology from Lumen Biomedical in February of 2010

•    Entered Distribution Agreement with AngioScore for the AngioSculpt(R) PTCA Scoring Balloon catheter in Japan in April of 2010

•    Announced in May of 2010 that our Fractional Flow Reserve (FFR) technology can be integrated with the FFR modules of hemodynamic monitoring systems from GE, Siemens, McKesson, and Mennen

Category of Key Factor for Success	Actual Results for 2010

Facilitating ongoing clinical activities and regulatory approvals

•    In February of 2010, received 510(k) clearance from FDA to market the Eagle Eye(R) Platinum Digital IVUS catheter in the U.S.

•    In May of 2010, received both 510(k) clearance and CE Mark approval for our PrimeWire PRESTIGE(TM) Pressure Guide Wire for use with patients who have both single-vessel and multi-vessel disease

•    In May of 2010, announced a positive clinical experience with our Second Generation OCT Catheter and system

Executing expansion strategies in key domestic and international markets

•    Enhanced direct selling program in Japan by ending Distribution Agreement with Fukuda Desnhi Co., Ltd.

•    Expanded sales force in the U.S. and Europe, and added additional distributors in international markets

•    Entered Distribution Agreement with AngioScore for the AngioSculpt(R) PTCA Scoring Balloon catheter in Japan in April of 2010

After reviewing the achievement against all of the key factors for success, the Compensation Committee recommended, and the Board agreed, that the 30% of the pool that is funded based on key factors for success should be funded at 100%. This 30% funding, plus the 105% funding for the financial goals, resulted in a total 2010 STI Plan pool equal to 135% of the target pool size, or $3.456 million.

Individual Bonus Determinations. Once the bonus pool is set, the Compensation Committee reviews each executive’s contributions toward the success of the year, as well as any other relevant factors, and makes a recommendation to the Board for the actual bonus payout to each named executive officer. The determination is not formulaic – that is, executives are not credited with a bonus equal to the funding level of the pool. Rather, the Compensation Committee makes the determination with a holistic perspective, and not starting from any specified percentage. In the first quarter of 2011, our Compensation Committee recommended, and our Board approved without change, the following incentive compensation amounts:

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R. Scott Huennekens: The Compensation Committee recommended and the Board approved payment of a cash bonus to Mr. Huennekens of $636,000, representing approximately 127% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most material factors: his leadership in driving our over-achievement of the key factors for success in 2010; his role in successfully implementing our business strategy and the resulting superior operational performance for 2010; and his contributions toward our leadership development initiatives and our positive internal and external relations.

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John T. Dahldorf: The Compensation Committee recommended and the Board approved payment of a cash bonus to Mr. Dahldorf of $200,000, representing approximately 129% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most material factors: his successful management of our timely financial reporting and efficient audit processes and procedures; his execution of our initiatives to reduce financial operating costs and increase financial operating efficiency; his contributions to maintaining positive investor relations; his support of business development strategies, and his implementation of infrastructure, business systems, and human resources initiatives.

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Michel E. Lussier: The Compensation Committee recommended and the Board approved payment of a cash bonus to Mr. Lussier of $91,972, representing approximately 80% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most material factors: his role in the Company’s achievement of our key factors for success related to our overall financial and corporate performance in Europe, Africa, the Middle East and India, including the achievement of our revenue targets for those markets and the expansion of our market share of key products in those markets; his increased role after becoming the leader of our Advanced Imaging business unit; his general leadership and support of our clinical studies efforts and business development strategies; and his entitlement to certain perquisites not provided to other executives, as further described in the footnotes to the Summary Compensation Table.

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David M. Sheehan: The Compensation Committee recommended and the Board approved payment of a cash bonus to Mr. Sheehan of $185,400, representing 150% of his target bonus opportunity. In making this recommendation, the Compensation Committee felt the following were the most material factors: his promotion to the presidency of our IVUS and FM business units; and his leadership in building a direct sales force and coordinating product sales in Japan and the importance of those efforts to the success of the Company in 2010.

The Compensation Committee did not evaluate the performance of Mr. Burgess as he was not entitled to any amounts under the plan due to his termination of service before the end of the year.

2010 Sales Incentive Plan Structure for Mr. Quinoy. The Compensation Committee decided that 100% of Mr. Quinoy’s annual incentive opportunity should be earned based on the Company’s sales performance and so the Compensation Committee recommended, and the Board approved, a sales quota program for Mr. Quinoy in lieu of his participation in the 2010 STI Plan. The target Company-wide sales level to earn 100% of his target annual incentive compensation was $136.8 million of total GAAP revenues generated from the sale of our products in the U.S., Asia Pacific, Latin America and Canada sales regions. If the Company achieved less than 80% of this target, Mr. Quinoy would earn no incentive compensation. Achievement between 80% and 109% of the target level would result in his earning that percentage of his target incentive compensation level. Achievement of 110% or greater of the target sales level would result in his earning incentive compensation equal to his target bonus amount multiplied by the actual percentage achieved, plus an additional 10% of his target bonus amount. The Company achieved $141.3 million in total GAAP revenues for the applicable regions – that is, approximately 102% of the applicable target level, resulting in his actual bonus award of $154,923.

Long-Term Incentive Compensation

The Compensation Committee believes that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain. Further, the Compensation Committee believes that stock-based awards, such as stock options and RSUs, are the primary motivator in attracting and retaining talented executives, and that salary and cash incentive bonuses are secondary considerations. Therefore, the Compensation Committee generally recommends for Board approval grants of equity compensation so that when target long-term incentive compensation is added to target total cash compensation, the target total cash and equity compensation is at or around the 75th percentile for our peer group companies or under the applicable survey data.

We have historically granted stock options to our named executive officers. These options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest monthly based on continued service over a four-year period (in some cases with a one-year cliff). As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests. Specifically, we do not grant stock options at a discount to fair market value or engage in underwater stock option repricings or exchanges. We do not grant options with so-called “reload” features and we do not loan funds to executive officers to enable them to exercise options.

In 2008, we began granting a combination of stock options and RSUs to certain of our key employees, including our named executive officers, as the Compensation Committee determined that our peer group of companies were increasingly granting full value awards such as RSUs, and therefore RSUs would need to be part of a competitive compensation package to attract and retain highly qualified executives. Each RSU represents a right to receive one share of our common stock following vesting, and vests based on continued service over a four-year period.

In determining the aggregate size of equity grants, the Compensation Committee may consider, in any given year, the peer group or survey data and one or more of the factors described above under the heading “Compensation Positioning and Compensation Allocations” and “Compensation Philosophies and Objectives”, focusing generally on internal pay equity among our named executive officers who are not the Chief Executive Officer and ensuring that the Chief Executive Officer’s award is of a size that appropriately reflects the importance of his responsibilities for the Company’s success.

In determining the mix of equity awards between options and RSUs, and in order to balance what may be perceived as a greater value of the RSUs (as opposed to options), the Compensation Committee awards fewer RSUs than it would grant shares under a stock option award, generally starting from a 1:2 ratio, although this ratio is not definitive. In setting the mix, the Compensation Committee may also consider the fair market value of our common stock (and therefore the potential for gains under options as opposed to the RSUs in the coming years) and the mix of equity awards granted by our peer group companies. The Compensation Committee may also consider the accounting expense associated with the equity award and the potential dilution to our stockholders.

Equity Grants in 2010. In February 2010, the Compensation Committee granted options and RSUs to our named executive officers as set forth in the table below. The Compensation Committee felt that these award levels were appropriate for several reasons, including:

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granting awards at an amount such that when the value of the award is added to target total cash compensation, the target total cash and equity compensation for the Chief Executive Officer and the Chief Financial Officer is at or around the 75th percentile for our peer group companies;

•

our belief that incentive opportunities should make up a larger portion of a named executive officer’s target total compensation as the executive’s level of responsibility increases but should be generally consistent among our non-Chief Executive Officer named executive officers;

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our belief that these levels were internally fair and financially responsible and yet still provide appropriate motivation to executives to achieve our objectives in emphasizing long-term performance; and

•	with respect to executives other than our Chief Executive Officer, the recommendations of our Chief Executive Officer.

The Compensation Committee did not benchmark the equity awards for the other named executive officers but instead made the decisions for the annual refresh grants for those officers based on internal pay equity concerns as described above.

Executive Officer	Options	RSUs	Rationale for Deviation from Target Market Positioning
R. Scott Huennekens	100,000	50,000	To make comparable to desired market position and to reflect internal pay equity/importance of his role as compared to other officers

John T. Dahldorf	25,158	14,340	To make comparable to desired market position and to reflect internal pay equity

Michel E. Lussier	25,158	14,340	To reflect internal pay equity

Jorge J. Quinoy	20,000	10,000	To reflect internal pay equity

David M. Sheehan	25,158	14,340	To reflect internal pay equity

Vincent J. Burgess	25,158	14,340	To reflect internal pay equity

In addition to the grant of options noted in the table above, the Compensation Committee granted an additional option to purchase 50,000 shares to David Sheehan in February 2010 in connection with his promotion to being an executive officer. The Compensation Committee believed this award was appropriate in light of internal pay equity considerations (that is, the total equity award holdings of similarly situated officers) and Mr. Sheehan’s increased responsibilities in connection with the promotion.

The options have an exercise price of $19.07 per share, the closing price of our common stock on the date of grant, and vest in 48 equal monthly installments. The RSUs vest in four equal yearly installments beginning on the one-year anniversary of the date of grant. Vesting of all awards is subject to continued service. This vesting schedule is designed to promote retention and encourage executives to consider the long-term stock price effects of their decisions.

For 2011, the Compensation Committee and our Board of Directors are developing a long term performance based compensation program which will reward our executives fairly over time for achievement and over-achievement of our key factors for success.

Equity Compensation Policies

Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

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annual equity grants are generally recommended by the Compensation Committee and approved by the Board, or approved by the Compensation Committee, as applicable, on the first regularly scheduled meeting of the Compensation Committee and/or the Board during the first quarter of each year; and

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new hire and promotion grants are generally approved by our stock option committee, which is currently composed of our Chief Executive Officer and Chief Financial Officer and has been granted authority to grant stock options and other equity awards to non-executive employees of the Company, on the first business day of each fiscal quarter.

The exercise price of the options is not less than the closing price of our common stock on the NASDAQ Global Market on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. To avoid the release of information by the Company in close proximity to an equity grant, which may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended), it is our policy for the Company’s management to make a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

We encourage our executive officers to hold a significant equity interest in our Company, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Agreements Providing for Change of Control and Severance Benefits

We have entered into employment agreements, offer letters or comparable agreements under local foreign laws with each of our named executive officers. Under the terms of these documents, the employment of each of our named executive officers is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time. Messrs. Huennekens, Dahldorf, and Quinoy are eligible, under the terms of their respective employment agreements, to receive severance benefits upon the termination of their employment either by us without cause, by them for good reason, or due to their disability or death. The amounts and terms and conditions of these severance rights reflect the negotiations between these of our named executive officers and the Company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives at the time they were negotiated, as well as our desire for internal pay equity among our executive officers. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe the involuntary termination benefits allow our executive officers to focus on normal business operations rather than worrying about how business decisions that may be in the Company’s best interest will impact their own financial security. In addition, with respect to the accelerated vesting benefits upon a change of control provided in our stock plan to all of our employees, we believe these rights help enable our executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty. The Compensation Committee is aware of current investor sentiment regarding golden parachute excise tax gross ups and will be evaluating these existing rights (some of which date back to contracts entered into prior to our initial public offering) as it makes compensation decisions for 2011.

In March 2010, we entered into a separation agreement with Mr. Burgess to facilitate a smooth transition of his services following his resignation from employment. The Compensation Committee determined the amount of benefits and conditions to receipt (including a release of claims) after considering his original rights to severance upon an involuntary termination, severance benefits provided by peer companies in similar situations, and the benefit to stockholders of ensuring a smooth transition of his duties.

In February 2011, we entered into an employment agreement with Mr. Lussier and concurrently therewith, Volcano Europe amended Mr. Lussier’s existing managing director agreement to better reflect the split of Mr. Lussier’s duties between Volcano Europe and Volcano Corporation. The new employment agreement and amended managing director agreement reflect that Mr. Lussier devotes approximately 70% of his time and efforts to Volcano Corporation and the remaining 30% to Volcano Europe. Under the terms of his managing director agreement with Volcano Europe, Mr. Lussier is entitled to severance payments in the amount of three months’ of his compensation under that agreement, if that agreement is terminated by us with less than three months’ notice. He has no rights to severance under his agreement with Volcano Corporation.

Employee Stock Purchase Plan

Our U.S. employees, including our named executive officers, are eligible to participate in our 2007 Employee Stock Purchase Plan (our “ESPP”). Our ESPP is intended to qualify for favorable tax treatment under Section 423 of the Code. Our ESPP provides that each participant may contribute up to 6% of his or her earnings, normally through payroll deductions, toward the purchase of our common stock under the ESPP. Contributions are held by the Company and used to purchase shares of our common stock every six months, at a price per share equal to the lesser of (i) 85% of the fair market value of our common stock on the date that is six months prior to the applicable purchase date, or (ii) 85% of the fair market value of our common stock on the applicable purchase date. Employees participating in our ESPP may purchase a maximum of 750 shares on each purchase date. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock, based on the fair market value per share of our common stock at the beginning of each six-month offering period, for each calendar year in which the purchase right is outstanding. We believe that this benefit helps encourage our employees to maintain an equity interest in the Company at a minimal cost to the Company. We also believe this benefit is consistent with market practices and therefore helps us to attract and retain key talent.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $16,500 in 2010, with a larger “catch up” limit for older employees, to the 401(k) plan. Employee contributions are held and invested by the 401(k) plan’s trustee. We match employee contributions at a rate of 25% up to 6% of an employee’s base salary. Our matching contributions vest at a rate of 20% per year of service over a period of five years. We believe that this benefit is consistent with the practices of our peer companies, and therefore helps us to recruit and retain key talent at a minimal cost to the Company.

Other Benefits and Perquisites

We provide medical insurance, dental insurance, life insurance and disability insurance benefits to our U.S. employees, including our named executive officers based in the U.S. These benefits are available to all employees on the same terms and conditions and are subject to applicable laws. Our employees that are based in foreign countries receive benefits that are mandatory for their home countries, such as required contributions to social security funds.

Our executive officers generally do not receive any perquisites, except for limited perquisites provided on a case by case basis. In considering potential perquisites, the Compensation Committee reviews the Company’s cost of such benefits, as compared to the perceived value we receive.

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Under the terms of his managing director agreement, Mr. Lussier receives a monthly cash car allowance and a stipend to cover miscellaneous expenses. The cost of these benefits for 2010 was $23,019. We do not provide a tax gross up on the cost of these benefits. These benefits are provided as a result of negotiations with Mr. Lussier and are customary for executives in Mr. Lussier’s home country of Belgium. These limited perquisites helped the Company to recruit Mr. Lussier, and now help us retain his services, at what we believe is a minimal cost to the Company.

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Under the terms of his employment agreement, in 2010, Mr. Quinoy received a monthly cash car allowance of $950. This benefit was provided as a result of negotiations with Mr. Quinoy when he initially joined the Company. This limited perquisite helped the Company recruit Mr. Quinoy at what we believe was a minimal cost to the Company and was seen as a standard benefit for many of our salespeople. This benefit has been eliminated for 2011.

We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company’s chief financial officer, of a publicly traded corporation. Some types of compensation, including stock options and other compensation based on performance criteria that are approved in advance by stockholders, may be structured so as to be excluded from the deduction limit. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to evaluate the effects of the executive compensation deduction limitations of Section 162(m) of the Code and to grant compensation in the future in a manner consistent with the best interest of the Company and our stockholders.

Accounting Considerations

The Company accounts for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Program

Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels), and the nature of our key performance metrics.

Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements. As of February 4, 2011, we have entered into formal employment agreements with each of Messrs. Huennekens, Dahldorf, Lussier, and Quinoy. Volcano Europe has also entered into a managing director agreement with Mr. Lussier. Mr. Sheehan does not have a written employment agreement with us. For all executives, employment is “at-will.”

The employment agreements for each of Messrs. Huennekens and Dahldorf set forth the executive’s annual base salary and target bonus opportunity as of the date of the agreement, and his right to severance upon termination of employment. In the event of his termination without cause or his resignation for good reason (such as a material change in his duties or responsibilities, a material reduction in his salary, a material adverse relocation of his primary work location, the failure of the Company to renew the term of the employment agreement, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or his resignation for any reason during the 60 day period following the date that is six months after a change in control), he will receive severance payments in installments over two years in an amount equal to two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of premiums for the cost of continuing health care coverage and two years of premiums for the cost of continuing non-health insurance premiums, subject to execution of a general mutual release. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. In the event that the executive’s employment is terminated due to his disability, he will receive severance payments in installments over one year in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of the general mutual release. In the event of the executive’s death while employed by us, his heirs will receive a lump sum severance payment in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of the general mutual release. In addition, we may be required to pay an additional “gross-up” amount to Messrs. Huennekens and Dahldorf to the extent payments or benefits that they are entitled to receive constitute excess parachute payments as defined in Section 280G of the Code.

Our wholly-owned subsidiary, Volcano Europe, entered into a managing director agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. In February 2011, we entered into an employment agreement with Mr. Lussier, appointing him as Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and Europe, Africa, and Middle East Operations, and as a result of that, Volcano Europe entered into an addendum to the managing director agreement. Under these two agreements, Mr. Lussier is eligible to earn a cash bonus in an amount equal to 0%-80% of his aggregate annual compensation from the Company and its affiliates with a target bonus percentage of 40%, based on his performance and achievement of corporate objectives and other terms and conditions as determined by the Board of Directors. In addition, Mr. Lussier is entitled to certain benefits that are mandatory or customary for executives in his home country of Belgium and the European Union. The managing director agreement, as amended in February 2011, provides that either Mr. Lussier or Volcano Europe can terminate the agreement with three months notice, or earlier with the payment of an early termination fee of up to three months’ of his salary from Volcano Europe.

Mr. Quinoy’s employment agreement provides in the event of his termination without cause, his resignation for good reason (such as a material change in his duties or responsibilities, a material reduction in his salary, a material adverse relocation of his primary work location, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or his resignation for any reason during the sixty day period following the date which is six months after a change in control), or his termination due to disability, he will receive severance payments in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of a general mutual release. Absent a change of control or death, these payments are paid over time. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. Upon a termination due to death, and subject to the execution of a release, his heirs will receive one year of premiums for the cost of continuing health care coverage. In addition, we may be required to pay an additional “gross-up” amount to Mr. Quinoy to the extent payments or benefits that he is entitled to constitute excess parachute payments as defined in Section 280G of the Code.

Effective March 5, 2010, Mr. Burgess resigned from all positions held with us. In connection with his resignation, we entered into a Severance Agreement and Release with Mr. Burgess pursuant to which we agreed to provide Mr. Burgess the following severance benefits: (1) a single lump sum severance payment of $309,000; (2) extension of the post-termination exercise period applicable to vested and exercisable options held by Mr. Burgess so that such vested options remained exercisable until the earlier of (i) March 5, 2011 or (ii) the date such option would otherwise expire under its original terms; and (3) payment of premiums for continued coverage under our health insurance programs through the earliest of (i) March 31, 2011; (ii) the date Mr. Burgess becomes eligible for coverage under the health insurance program of a subsequent employer; or (iii) such other date as Mr. Burgess ceases to be eligible for coverage, In exchange for these benefits, Mr. Burgess agreed that he is not eligible to any other severance benefits, and executed a general release of Volcano.

Under our stock award agreements, including those agreements with each of our named executive officers, if a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested (and any repurchase rights thereon will immediately lapse in full) and exercisable (as applicable). In addition, with respect to stock awards granted prior to the date of Volcano’s 2009 annual stockholder meeting (the “2009 Meeting”), if, upon a change in control, Volcano is not the surviving corporation or survives only as a subsidiary of another corporation, each individual holding an outstanding stock award (a “Pre-2009 Award”) will have the right to elect, one of the following two methods of treating all of his or her Pre-2009 Awards: (1) all Pre-2009 Awards that are (x) options or SARs and that are not exercised prior to the closing of the change in control will be assumed by, or replaced with comparable options or stock appreciation rights by the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each Pre-2009 Award will be surrendered in exchange for a payment by Volcano, immediately prior to the effective date of the change in control, in cash or common stock (as elected by the individual), that is equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise or strike price therefore. To the extent the Board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election with respect to one or more individuals, and such individual has not exercised his or her Pre-2009 Award prior to the effective time of the change in control, such individual will receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective date of the change in control as his or her sole entitlement under this paragraph.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation of our principal executive officer, principal financial officer and certain of our other executive officers for the year ended December 31, 2010. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2010, 2009 AND 2008

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
R. Scott Huennekens	2010	500,000		636,000	953,500	788,810	—	66,776	(5),(19)	2,945,086
President and Chief Executive Officer	2009	412,000		500,000	616,050	475,512	—	6,200	(6)	2,009,762
	2008	400,000		440,000	648,000	615,530	—	2,626	(7)	2,106,156

John T. Dahldorf	2010	309,000		200,000	273,464	198,449	—	8,175	(5),(8)	989,088
Chief Financial Officer and Secretary	2009	273,000		140,000	335,405	252,616	—	434,311	(6),(9)	1,435,332
	2008	265,000		120,000	243,000	230,824	—	3,811	(7)	862,635

Michel E. Lussier	2010	377,749	(10)	91,972	273,464	198,449	—	154,789	(11)	1,096,423
Group President Advanced Imaging Systems, Scientific Affairs and EMEA	2009	389,171	(12)	—	308,025	208,037	70,000	151,898	(13)	1,127,131
	2008	398,353	(14)	80,000	145,800	138,494	—	145,479	(15)	908,126

Jorge J. Quinoy	2010	306,000		—	190,700	157,762	154,923	15,075	(5),(16)	824,460
Executive Vice President, Global Sales	2009	300,000		—	1,095,200	178,317	153,315	15,312	(6),(16)	1,742,144
	2008	260,115	(17)	—	218,700	207,741	80,800	14,338	(7),(16)	781,694

David Sheehan	2010	309,000		185,400	273,464	592,854	—	3,675	(5)	1,364,393
President, IVUS and FM Business Units	2009	255,661		115,000	205,350	104,018	—	3,675	(6)	683,704
	2008	115,385		55,000	—	1,037,942	—	1,731	(7)	1,210,058

Vincent J. Burgess	2010	92,839		—	273,464	198,449	—	391,388	(5),(18)	956,140
Former Group President, Advanced Imaging Systems and Vice President, Marketing and Business Development	2009	273,000		—	308,025	208,037	115,000	4,125	(6)	908,187
	2008	265,000		90,000	303,756	288,530	—	3,535	(7)	950,821

(1)	The amounts for 2010, 2009, and 2008 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2010, 2009 and 2008, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.
(2)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the market price of our stock on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 1, 2011.
(3)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, or Black-Scholes, on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 1, 2011.
(4)	Represents cash award amounts for achievement of 2009 Objectives pursuant to the STI Plan with respect to Mr. Lussier, cash award amounts for achievement of 2009 Objectives pursuant to the STI Plan with respect to Mr. Burgess and sales commissions earned in the fiscal years ended December 31, 2010, 2009 and 2008 pursuant to Mr. Quinoy’s sales commission plan and employment agreement.
(5)	Includes matching contributions made by the company of $3,675 to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens; Mr. Dahldorf, Mr. Sheehan and Mr. Quinoy as well as $2,598 for Mr. Burgess.

(6)	Includes matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $3,450; Mr. Dahldorf, $4,199; Mr. Sheehan, $3675; Mr. Quinoy, $3,912; and Mr. Burgess, $4,125.
(7)	Represents matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $2,626; Mr. Dahldorf, $3,811; Mr. Sheehan, $1,731; Mr. Quinoy, $2,938; and Mr. Burgess, $3,535.
(8)	Includes a payment of $4,500 made to Mr. Dahldorf to reimburse him for temporary housing in connection to his relocation to San Diego in 2009 as discussed in (9) below.
(9)	Includes payments of $430,112 made to Mr. Dahldorf to reimburse him for costs related to relocating himself and his family to our headquarters in San Diego, California. Reimbursed costs include $375,516 for closing costs related to the sale of his previous home (including reimbursement of lost equity) and the purchase of his new home, $31,595 for moving costs and $23,001 for temporary housing during the moving process. The amount for reimbursement of closing costs was “grossed up” to include any tax liability Mr. Dahldorf might incur as a cost of this move.
(10)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.
(11)	Represents payments made to Mr. Lussier, or on his behalf, for 2010: $4,008 for disability insurance; $86,220 for health insurance and retirement plan premiums and insurance tax; $23,019 for an auto allowance; $20,665 for a foreign travel stipend, $16,893 for life insurance; and $3,984 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.
(12)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(13)	Represents payments made to Mr. Lussier, or on his behalf, for 2009, as follows: $3,956 for disability insurance, $88,647 for health insurance and retirement plan premiums and insurance tax, $26,787 for an auto allowance, $10,582 for a foreign travel stipend, $17,742 for life insurance and $4,184 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(14)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2008, which was approximately 1.471 U.S. dollars to one euro.
(15)	Represents payments made to Mr. Lussier, or on his behalf, for 2008, as follows: $3,836 for disability insurance, $88,110 for health insurance and retirement plan premiums and insurance tax, $40,154 for an auto allowance, $8,965 for a foreign travel stipend, and $4,414 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2008, which was approximately 1.471 U.S. dollars to one euro.
(16)	Includes an auto allowance paid to Mr. Quinoy.
(17)	Mr. Quinoy’s annual base salary was $257,500, effective January 1, 2008. Subsequently, Mr. Quinoy entered into an employment agreement with us, effective December 10, 2008, which reflected his updated annual base salary of $300,000, which was prorated for the remaining year. The amount in the table above reflects the base salary that Mr. Quinoy actually earned in 2008.
(18)	Includes a $309,000 lump sum severance payment made to Mr. Burgess upon his termination March 5, 2010 as well as $79,790 of non-cash expense incurred by the Company in relation to extending the post-termination exercise period for his vested stock options.
(19)	Represents $63,101 paid to Mr. Huennekens in exchange for the reduction in his accrued paid time off balance.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2010

The following table summarizes grants of plan-based awards made to our named executive officers in 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date	Target ($)		Maximum ($)
R. Scott Huennekens	2/5/2010	—		—	50,000	953,500	100,000	19.07	788,810
John T. Dahldorf	2/5/2010	—		—	14,340	273,464	25,158	19.07	198,449
Michel E. Lussier	2/5/2010	75,550		151,500	14,340	273,464	25,158	19.07	198,449
Jorge J. Quinoy	2/5/2010	150,000	(5)	n/a	10,000	190,700	20,000	19.07	157,762
David Sheehan	2/5/2010	61,800		123,600	14,340	273,464	75,158	19.07	592,854
Vincent J. Burgess	2/5/2010				14,340	273,464	25,158	19.07	198,449

(1)	The dollar amounts in these columns represent the target and maximum amounts of each named executive officers’ annual cash bonus award for the year ended December 31, 2010 pursuant to the STI Plan. The actual cash bonus award earned for the year ended December 31, 2010 for each named executive officer is set forth in the Summary Compensation Table above. The STI Plan requires that we achieve at least 80% of the 2010 Objectives in order for any bonus award payouts to occur. Target amounts represent 20% of base salary for Messrs. Lussier and Sheehan. Maximum amounts represent 40% of the 2009 base salary for Messrs. Lussier and Sheehan. For a description of Volcano’s STI Plan, see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Cash Bonuses.”
(2)	The restricted stock unit awards were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our named executive officers in fiscal 2010, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Restricted Stock Awards and Restricted Stock Unit Awards” below.
(3)	Represents the grant date fair value of each award determined in accordance with ASC 718. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on March 1, 2011.
(4)	These stock options were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2010, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Stock Options” below.
(5)	Represents Mr. Quinoy’s target incentive compensation upon achievement of 100% of his performance objectives, and is pro-rated for other achievement levels, as provided under Mr. Quinoy’s employment agreement. The actual amount earned by Mr. Quinoy for the fiscal year ended December 31, 2010 was $154,923, and is in the form of sales commissions based on the total revenues generated by us from sales of IVUS and FM systems and disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

As described above under “Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements”, each of our current named executive officers, other than Mr. Sheehan, have entered into employment agreements of offer letters with us, and, in the case of Mr. Lussier, with Volcano Europe. Mr. Burgess resigned from all positions with us, effective as of March 5, 2010. In connection with this resignation, we entered into a Severance Agreement and Release with such individual, described above under “Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements”.

Annual Cash Incentive Awards

Annual cash incentive bonuses for Mr. Huennekens and Mr. Dahldorf are established as part of their respective individual employment agreements. For 2010, Messrs. Lussier and Sheehan were eligible to receive an annual cash incentive bonus pursuant to the STI Plan as determined by the Compensation Committee. Mr. Quinoy is eligible to receive sales commissions and is not eligible to receive cash incentives pursuant to the STI Plan. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.

Equity Compensation Arrangements

We may grant stock options, RSUs and other stock-based awards to our named executive officers through the equity plans set forth below. Awards granted since the original approval of our Amended and Restated 2005 Equity Compensation Plan have been made under the Amended and Restated 2005 Equity Compensation Plan. The material terms of that plan are described above under “Proposal 3”. Our executives may also participate in our 2007 Employee Stock Purchase Plan, which is described above under our “Compensation Discussion and Analysis”.

Outstanding Equity Awards at 2010 Fiscal Year-End

The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
R. Scott Huennekens	133,805	(2)	—	6.49	7/13/2015	—		—
	160,000	(3)	—	19.11	1/24/2014	—		—
	100,000	(4)	—	12.96	2/27/2015	—		—
	80,000	(5)	—	13.69	2/3/2016	—		—
	100,000	(6)	—	19.07	2/5/2017	—		—
	—		—	—	—	25,000	(7)	682,750
	—		—	—	—	33,750	(8)	921,713
	—		—	—	—	50,000	(9)	1,365,500
John T. Dahldorf	4,343	(10)	—	0.33	7/29/2014	—		—
	45,454	(2)	—	6.49	7/13/2015	—		—
	70,000	(3)	—	19.11	1/24/2014	—		—
	37,500	(4)	—	12.96	2/27/2015	—		—
	42,500	(5)	—	13.69	2/3/2016	—		—
	25,158	(6)		19.07	2/5/2017
	—		—	—	—	9,374	(7)	256,004
	—		—	—	—	18,375	(8)	501,821
	—		—	—	—	14,340	(9)	391,625
Michel E. Lussier	36,454	(12)	—	0.33	11/13/2012	—		—
	36,363	(13)	—	0.33	9/25/2013	—		—
	36,363	(2)	—	6.49	7/13/2015	—		—
	40,000	(3)	—	19.11	1/24/2014	—		—
	22,500	(4)	—	12.96	2/27/2015	—		—
	35,000	(5)	—	13.69	2/3/2016	—		—
	25,158	(6)	—	19.07	2/5/2017
	—		—	—	—	5,624	(7)	153,591
	—		—	—	—	16,875	(8)	460,856
	—		—	—	—	14,340	(9)	391,625
Jorge J. Quinoy	60,909	(14)	—	0.33	7/24/2013	—		—
	947	(15)	—	1.65	1/18/2015	—		—
	27,272	(2)	—	6.49	7/13/2015	—		—
	45,000	(3)	—	19.11	1/24/2014	—		—
	33,750	(4)	—	12.96	2/27/2015	—		—
	30,000	(5)	—	13.69	2/3/2016	—		—
	20,000	(6)	—	19.07	2/5/2017
	—		—	—	—	8,437	(7)	230,414
	—		—	—	—	60,000	(8)	1,638,600
	—		—	—	—	10,000	(9)	273,100
David Sheehan	175,000	(11)	—	12.25	7/1/2015	—		—
	17,500	(5)	—	13.69	2/3/2016	—		—
	25,158	(6)	—	19.07	2/5/2017	—		—
	50,000	(6)	—	19.07	2/5/2017	—		—
	—		—	—	—	11,250	(8)	307,238
	—		—	—	—	14,340	(9)	391,625
Vincent J. Burgess	33,958	(3)	—	19.11	1/24/2014	—		—

(1)	Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Volcano that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2010 were exercisable in full and are included in the table above.
(2)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on August 13, 2005.
(3)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.
(4)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.
(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 3, 2009.
(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 5, 2010.
(7)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2009.
(8)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 3, 2010.
(9)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 5, 2011.
(10)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on August 29, 2004.
(11)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 1, 2009, and vests as to 1/48 of the shares subject to the stock option each month thereafter.
(12)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 1, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(13)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on September 25, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(14)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 19, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.
(15)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 18, 2005.

Option Exercises and Stock Vested During 2010

Set forth below is information regarding stock option exercises and stock vested for each of our named executive officers during the year ended December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scott Huennekens	334,179	7,079,753	23,750	483,225
John T. Dahldorf	60,000	1,642,890	10,812	218,409
Michel E. Lussier	5,000	116,819	8,437	169,105
Jorge J. Quinoy	—	—	24,218	479,358
David Sheehan	—	—	3,750	73,200
Vincent J. Burgess	89,803	965,325	11,484	233,366

Other Compensatory Arrangements

For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

See “Employment Agreements, Change in Control Arrangements, and Other Agreements” above for a description of the compensation and benefits payable to each of our named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2010. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

R. Scott Huennekens

The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2010, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$1,000,000	$1,000,000		$—		$500,000	$500,000
Pro-Rated Bonus	636,000	636,000		—		636,000	636,000
Stock Option Vesting Acceleration(2)	—	1,688,430	(3)	1,688,430	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	2,969,963	(4)	2,969,963	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	61,455	61,455		—		30,727	30,727

Total	$1,697,455	$6,355,847		$4,658,393		$1,166,727	$1,166,727

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens’ then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to unvested restricted stock units.

(5)	The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

John T. Dahldorf

The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2010, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$618,000	$618,000		$—		$309,000	$309,000
Pro-Rated Bonus	154,500	154,500		—		154,500	154,500
Stock Option Vesting Acceleration(2)	—	646,586	(3)	646,586	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	1,149,451	(4)	1,149,451	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	65,463	65,463		—		32,732	32,732

Total	$837,963	$2,634,000		$1,796,037		$496,232	$496,232

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

Michel E. Lussier

The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2010, the last day of our last fiscal year:

Compensation and Benefits	Termination by Volcano Europe Without Three-Month Notice Period(1)	Termination In Connection With Non-Competition Undertaking (2)	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Lump Sum Payment(3)	$94,253	$188,506	$—
Stock Option Vesting
Acceleration(4)	—	—	523,356	(5)
Restricted Stock Units
Vesting Acceleration(4)			1,006,073	(6)

Total	$94,253	$188,506	$1,529,429

(1)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2010 by Volcano Europe, without a three-month notice period or any portion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.
(2)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2010 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.
(3)	Amounts in this row would be paid in euros and are reflected in dollars based on the exchange rate on December 31, 2010, which was approximately 1.3253 U.S. dollars to one Euro.
(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(5)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(6)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to unvested restricted stock units.

David Sheehan

The following table describes the potential payments and benefits for Mr. Sheehan upon a change in control as if such change in control had occurred as of December 31, 2010, the last day of our last fiscal year:

Compensation and Benefits	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Stock Option Vesting Acceleration(1)	$1,662,627
Restricted Stock Units Vesting Acceleration(2)	698,863

Total	$2,361,490

(1)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(2)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to unvested restricted stock units.

Jorge J. Quinoy

The following table describes the potential payments and benefits for Mr. Quinoy upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2010, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$306,000	$306,000		$—		$306,000	$306,000
Pro-Rated Bonus	150,000	150,000		—		150,000	150,000
Stock Option Vesting Acceleration(2)	—	500,750	(3)	500,750	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	2,142,114	(4)	2,142,114	(4)	—	—
280 G Tax Gross Up	—	—		187,447		—	—
Insurance Payments and COBRA Premiums(5)	28,595	28,595		—		28,595	28,595

Total	$484,595	$3,127,460		$2,830,312		$484,595	$484,595

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to Mr. Quinoy’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be payable over time.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $27.31 closing price of our common stock on December 31, 2010, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Quinoy paid in 2010, multiplied by twelve months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

COMPENSATION OF DIRECTORS

In May 2010, our Board of Directors amended our Director Compensation Policy. Under the amended policy, upon their election to our Board of Directors, non-employee directors would be granted pursuant to the terms of the 2005 Plan: (i) an initial option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $62,500; and (ii) a restricted stock unit covering the number of shares of common stock having a fair market value, determined as of the grant date, equal to $62,500. In addition, if a non-employee director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director would be granted an additional (i) option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to the product of (a) $45,000 and (b) the fraction, the numerator of which is (1) twelve less (2) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment, and the denominator of which is twelve (the “Applicable Fraction”); and (ii) restricted stock unit to purchase common stock covering the number of shares having a fair market value, determined as of the grant date, equal to the product of (i) $45,000 and (ii) the Applicable Fraction. The Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director would be granted pursuant to the terms of the 2005 Plan: (i) an option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $45,000; and (ii) a restricted stock unit covering the number of shares of our common stock having a fair market value, determined as of the date of grant, equal to $45,000 (each an “Annual RSU Award”).

In July 2010, our Board of Directors approved the addition of a deferral option to be available to all non-employee directors in connection with their Annual RSU Award for 2010. This option allows such directors to elect to defer receipt of all of the shares that may vest under the Annual RSU Award until the earliest to occur of the following events: (1) January 1 of a calendar year to be designated by the director at the time of election (for 2010 awards, such calendar year must have been no earlier than 2012); (2) the fourth business day after the director’s “Separation from Service” as a director (as defined under Treasury Regulation Section 1.409A-1(h)) for any reason, including by reason of death, disability or retirement; provided that, if the director is a “Specified Employee” (as defined under Treasury Regulation Section 1.409A-1(i)) as of the date of the director’s Separation from Service, then the vested shares will be issued on the fourth business day after the earlier of (i) the date of the director’s death and (ii) the date that is six months after the director’s Separation from Service; and (3) a Change in Control (as defined in the 2005 Amended Plan) of Volcano that constitutes a “change in the ownership or effective control of the corporation”, or a “change in the ownership of a substantial portion of the assets of the corporation”, under Treasury Regulation Section 1.409A-3(i)(5). Any amounts deferred by a director are credited to a bookkeeping account.

During the year ended December 31, 2010, each of our non-employee directors was paid $37,000 and was reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. The chairperson of the Audit Committee received an annual retainer fee of $15,000, the chairperson of the Compensation Committee received an annual retainer fee of $10,000, and the chairperson of the Corporate Governance Committee received an annual retainer fee of $6,000 for serving on their respective committees. Members, other than the chairpersons, of the Audit Committee, Compensation Committee and Corporate Governance Committee received annual retainer fees of $7,500, $5,000 and $3,000, respectively, for serving on such committees. Mr. Matricaria received $100,000 for the year beginning January 1, 2010 for his service as chairman of the Board.

Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2010. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2010.

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(3)	Total ($)
Michael J. Coyle	44,500	44,984	44,984	134,468
Connie R. Curran, RN, Ed.D.	48,500	44,984	44,984	138,468
Kieran T. Gallahue	42,250	44,984	44,984	132,218
Lesley H. Howe	53,500	44,984	44,984	143,468
Alexis V. Lukianov	42,000	44,984	44,984	131,968
Ronald A. Matricaria	125,000	44,984	44,984	214,968
John Onopchenko	42,500	44,984	44,984	132,468
Roy T. Tanaka	46,500	44,984	44,984	136,468

(1)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes values of Option Awards on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on March 1, 2011.
(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2010 was as follows: Mr. Coyle, options to purchase 38,902 shares; Dr. Curran, options to purchase 33,569 shares; Mr. Gallahue, options to purchase 52,902 shares; Mr. Howe, options to purchase 51,750 shares; Mr. Lukianov, options to purchase 50,235 shares; Mr. Matricaria, options to purchase 55,750 shares; Mr. Onopchenko, options to purchase 53,569 shares and Mr. Tanaka options to purchase 38,902 shares.
(3)	Each of Messrs Coyle, Howe, Lukianov, Matricaria, Onopchenko and Tanaka elected to defer distribution of all of the shares subject to the RSUs granted to each such director in 2010. As of the date of grant, the Company credited to a bookkeeping account maintained by the Company for each of such director’s benefit the number of RSUs subject to such grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of Volcano’s Audit Committee, the Audit Committee, or another independent body of Volcano’s Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.

Pursuant to Volcano’s Code of Business Conduct and Ethics, all of Volcano’s directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of Volcano’s Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of Volcano’s Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Volcano as the Audit Committee or such independent body of Volcano’s Board of Directors determines in the good faith exercise of their discretion.

Transactions with Related Persons

For the periods presented, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of Volcano’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

Executive Employment Agreements

Volcano has entered into employment agreements with certain of Volcano’s executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation—Employment Agreements, Change in Control Arrangements, and Other Agreements.”

Director and Officer Indemnification

Volcano’s Amended and Restated Certificate of Incorporation contains provisions limiting the liability of Volcano’s directors. Volcano’s Bylaws provide that Volcano must indemnify its directors and officers and may indemnify Volcano’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of Volcano. Volcano has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Volcano’s Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Volcano believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Volcano also maintains directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volcano stockholders will be “householding” Volcano’s proxy materials. A single set of annual meeting materials or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Volcano that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials or Notice of Internet Availability of Proxy Materials in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130 or (3) contact Volcano’s Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of annual meeting materials or Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Volcano will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of annual meeting materials or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

John T. Dahldorf

Secretary

Dated: March 23, 2011

A copy of Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The Annual Report on Form 10-K is also available at Volcano’s website at http://www.volcanocorp.com.

Appendix A

VOLCANO CORPORATION

AMENDED AND RESTATED

2005 EQUITY COMPENSATION PLAN

FIRST APPROVED BY THE STOCKHOLDERS: OCTOBER 27, 2005

AMENDED AND APPROVED BY THE BOARD: APRIL 23, 2007

AMENDED AND APPROVED BY THE BOARD: APRIL 30, 2009

AMENDED AND APPROVED BY THE BOARD: FEBRUARY 4, 2011

AMENDED AND APPROVED BY THE BOARD: MARCH 21, 2011

TERMINATION DATE: OCTOBER 26, 2015

1.	GENERAL.

(a)    Successor to and Continuation of the 2000 Plan. The Plan is intended as the successor to and continuation of the Volcano Corporation 2000 Long Term Incentive Plan (the “2000 Plan”). Following the Effective Date, no additional stock awards shall be granted under the 2000 Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the 2000 Plan as of the Effective Date (the “2000 Plan’s Available Reserve”) shall become available for issuance pursuant to Stock Awards granted hereunder. From and after the Effective Date, all outstanding stock awards granted under the 2000 Plan shall remain subject to the terms of the 2000 Plan; provided, however, any shares subject to outstanding stock options granted under the 2000 Plan that expire or terminate for any reason prior to exercise (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)    Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)    Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2.	ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)    Cancellation and Re-Grant of Stock Awards. Except as otherwise expressly provided in Section 9, neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 16,212,558 shares (the “Share Reserve”), which number includes, but is not limited to, (i) the number of shares subject to the 2000 Plan Available Reserve plus (ii) the Returning Shares, if any, as such shares become available from time to time. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b)    Subject to Section 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to an Option or a Stock Appreciation Right; (ii) for awards granted prior to the date of the 2009 Annual Meeting, one (1) share for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award; (iii) for awards granted on or after the date of the 2009 Annual Meeting and prior to the date of the 2011 Annual Meeting, one and sixty-three hundredths (1.63) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award and (iv) for awards granted on or after the date of the 2011 Annual Meeting, two and twelve hundredths

(2.12) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.

(c)    Reversion of Shares to the Share Reserve.

(i)    Shares Available For Subsequent Issuance. If any (i) shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant or (ii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as more than one share against the number of shares available for issuance under the Plan pursuant to Section 3(b)(iii) or (iv); or (B) there is issued a share of Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award under this Plan that counted as one (1) share against the number of shares available for issuance under this Plan pursuant to Section 3(b)(ii), and such shares of Common Stock become available for issuance under the Plan pursuant to Section 3(a) or Section 3(c), then the number of shares of Common Stock available for issuance under the Plan shall increase for each such returning share by two and twelve hundredths (2.12) shares.

(ii)    Shares Not Available For Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised or purchased through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or because an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the exercised or purchased portion of the Stock Award that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to the tax withholding provisions of Section 8(g) or as consideration for the exercise or purchase of a Stock Award (e.g., tender of previously owned shares) shall not again become available for issuance under the Plan.

(d)    Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 16,212,558 shares of Common Stock.

(e)    Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of

Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 1,000,000 shares of Common Stock.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of seven (7) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)    Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)    in any other form of legal consideration that may be acceptable to the Board.

(d)    Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)    Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f)    Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h)    Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the event giving rise to the termination occurred, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees. No Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of

Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)    Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Performance Awards.

(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 1,600,000 shares. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)    Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any

Participant in excess of one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)    Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)    Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made as a result of a termination of Continuous Service before the date that is six (6) months and one day following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 4(c) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement and Section 9(d) below, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions shall apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i)    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar stock award for the Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii)    arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)    accelerate the vesting of the Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with any Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv)    arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)    cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)    with respect to Stock Awards, make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.

(d)    Change in Control.

(i)    If a Change in Control occurs, and unless otherwise determined by the Board prior to or in connection with such Change in Control: (i) the Company shall provide each Participant holding an outstanding Award with written notice of such Change in Control, and (ii) as of immediately prior to the effective time of the Change in Control, all outstanding Stock Awards shall automatically accelerate and become fully vested (and any repurchase rights thereon shall immediately lapse in full) and exercisable (as applicable).

(ii)    In addition, with respect to Stock Awards granted prior to the date of the Company’s annual stockholder meeting in 2009 (the “2009 Meeting”), if, upon a Change in Control, the Company is not the surviving corporation or survives only as a subsidiary of another corporation, each Participant holding such an outstanding Stock Award (a “Pre-2009 Award”) will have the right to elect, within thirty (30) days after receiving notice from the Company of the pending Change in Control (or such longer period as necessitated under applicable law), one of the following two methods of treating all of his or her Pre-2009 Awards: (1) all Pre-2009 Awards that are (x) Options or SARs and that are not exercised prior to the closing of the Change in Control will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) Restricted Stock Awards and Restricted Stock Units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each Pre-2009 Award will be surrendered in exchange for a payment by the Company, immediately prior to the effectiveness of the Change in Control, in cash or Common Stock (as elected by the Participant), that is equal to the Fair Market Value of the shares of Common Stock underlying such Pre-2009 Award, less any exercise or strike price therefore. To the extent the Board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election with respect to one or more Participants, and such Participant has not exercised his or her Pre-2009 Award prior to the effectiveness of the Change in Control, such Participant will receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the Change in Control as his or her sole entitlement under this paragraph.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.   DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Award” means a Stock Award or a Performance Cash Award.

(c)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f)    “Cause” means cause or misconduct as defined in any employment agreement between the Participant and the Company or an affiliate in effect at the time of the Participant’s termination of employment to the extent such definition is expressly stated to apply to an Award, or, in the absence of any such applicable definition, any of the following (i) conviction of the Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Participant’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliate; (iii) the Participant’s continued failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliate; (iv) the Participant’s repeatedly conducting him or herself in an unprofessional, unethical, immoral or fraudulent manner; or (v) the Participant’s conduct discredits the Company or any affiliate or its detrimental to the reputation, character and standing of the Company or any affiliate. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement to the extent expressly provided in such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

In addition, the foregoing definition shall not apply for Stock Awards granted prior to the date of the 2009 Meeting; instead, the definition of Change in Control set forth in Section 10(a) of this Plan prior to its amendment and restatement at the 2009 Meeting will apply to such awards unless the definition set forth above is expressly agreed to by the Participant in respect of such Stock Awards.

In addition, to the extent required for compliance with Section 409A of the Code, in no event shall a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(h)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)    “Common Stock” means the common stock of the Company.

(k)    “Company” means Volcano Corporation, a Delaware corporation.

(l)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the

Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service shall be made, and such term shall be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(n)    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    the consummation of a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event shall an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(o)    “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p)    “Director” means a member of the Board.

(q)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)    “Effective Date” means October 27, 2005, which is the date the Company’s stockholders first approved this Plan document.

(s)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)    “Entity” means a corporation, partnership, limited liability company or other entity.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)    “Good Reason” the existence of one or more of the following conditions which occur on or following a Change of Control without the Participant’s express written consent, provided that the Participant has first provided written notice to the Company’s General Counsel of the existence of such condition within 30 days after its initial existence and the Company has not remedied such condition within 30 days after the Participant’s written notice is received by the Company and the Participant’s resignation from all positions he or she then-holds with the Company is effective not later than 30 days after the Company has failed to reasonably cure the conditions: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant must perform the services; and (vi) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provide services.

(y)    “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z)    “Involuntary Termination” means a Participant’s termination from all positions he or she then holds with the Company, which termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder), either (i) by the Company without Cause and other than as a result of death or disability or (ii) by the Participant for Good Reason.

(aa)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(cc)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ff)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume, (xxxiv) market penetration goals, (xxxv) geographic business expansion goals, and (xxxvi) achievement of specified acquisitions or divestitures, and (xxxvii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(nn)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to take into consideration the effects of any acquisitions, licensing transactions, divestitures, or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and/or the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into the Company’s annual operating plan. Alternatively, the Board may decide, at the time of grant, to include the effect of any one or more of the foregoing items. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(oo)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(pp)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq)    “Plan” means this Volcano Corporation Amended and Restated 2005 Equity Compensation Plan.

(rr)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ss)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(uu)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(vv)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww)    “Securities Act” means the Securities Act of 1933, as amended.

(xx)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(yy)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(zz)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(aaa)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(bbb)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ccc)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on March 4, 2011, at the 2011 Annual Meeting of Stockholders to be held at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, on May 2, 2011, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

VOLCANO CORPORATION

May 2, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2011

The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter

are available at http://ir.volcanocorp.com/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES AND “FOR” PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4 AND “1 YEAR” FOR PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of the two directors nominated by the Board of Directors to hold office until the 2014 Annual Meeting of Stockholders:			2. To ratify the selection of KPMG LLP as the independent registered public accounting firm of Volcano Corporation for the fiscal year ending December 31, 2011.	☐	☐	☐

☐ FOR ALL NOMINEES	NOMINEES: O Michael J. Coyle O Roy T. Tanaka		3. To approve Volcano’s Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

4.  To approve to following resolution:

      RESOLVED, that Volcano’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.

				☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

5.   To vote on the following resolution:

      RESOLVED, that the stockholders of Volcano determine, on an advisory basis, that the frequency with which the stockholders of Volcano wish to have an advisory vote on the compensation of Volcano’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure) is every:

☐ 1 YEAR

☐ 2 YEARS

☐ 3 YEARS

☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” Proposal 2, Proposal 3 and Proposal 4 and “1 Year” for Proposal 5.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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